SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Schnitzer Steel Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

December 15, 2016

Dear Shareholder:

On behalf of our Board of Directors, we are pleased to invite you to attend Schnitzer Steel’s 2017 Annual Meeting on Wednesday, January 25, 2017 in Portland, Oregon.

Whether or not you are able to attend our meeting in person, we invite you to read this year’s proxy statement which highlights our key activities and accomplishments in fiscal 2016 and presents matters for which we are seeking your vote.

As shown in the charts below, in fiscal 2016, our business delivered significant improvements in operating performance and in earnings per share as well as a 16% reduction in total debt. We achieved this improved performance despite a still challenging macroeconomic environment impacted by slowing global growth, commodity price weakness, global steel overproduction, and a strong U.S. dollar. As a result of these market challenges, our average selling prices declined approximately 20% and sales volumes were more than 10% lower across our portfolio year-over-year. However, due to the strategic initiatives we deployed to address changing market dynamics, we delivered higher operating profitability amid weaker market conditions compared to the previous year.

We remained keenly focused on generating long-term shareholder value through strategies aimed squarely at improving operational and economic performance. Since 2015, we have taken a number of actions designed to improve productivity and profitability that are expected to benefit annual operating performance by a targeted $95 million. We achieved $78 million of the targeted benefits in fiscal 2016, and we expect to achieve substantially all of the remaining benefits by the end of fiscal 2017. More specifically, in fiscal 2016, we reduced our selling, general and administrative costs by 13% from the prior year, improved our raw material purchasing program across our auto and metals supply chain, and invested in process improvements to enhance our logistics and productivity at our steel mill.

Stronger operational performance and working capital efficiency continued our trend of positive annual operating cash flow, delivering $99 million in fiscal 2016 and enabling us to reduce our debt while returning capital to our shareholders. In fiscal 2016, we ended the year with debt at its lowest level since fiscal 2011 and returned $24 million to shareholders through dividend payments and share repurchases.

Our progress reflects the execution of our strategy to simplify and further integrate our operating structure, optimize asset efficiency and shared services, invest in our company, and strengthen our balance sheet while increasing earnings and returning capital to shareholders.

* See pages 47-49 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 25, 2016 for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	1

December 15, 2016

We have a culture of teamwork, a drive for operational excellence, and a passion to maintain our industry leadership. As we look ahead, improved performance and the positive operating cash flow generated in fiscal 2016 demonstrate the success of our strategic initiatives, platform flexibility and financial strength, and enable us to take advantage of evolving market opportunities to further increase shareholder value in fiscal 2017 and beyond.

On behalf of the entire Board of Directors and our 3,000 employees, I want to thank you for your continued support and investment in our business. We value the ongoing dialogue we have with our shareholders, and we encourage you to continue to share your suggestions by writing to our Board of Directors at the address below:

Board of Directors

Schnitzer Steel Industries, Inc.

299 SW Clay Street, Suite 350

Portland, OR 97201

We have posted our proxy materials on our website at www.schnitzersteel.com/investors. We believe this allows us to provide our shareholders with the information they need while lowering the costs and reducing the environmental impact of delivering printed copies of our proxy materials. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting the materials included in the notice you received by mail, or as listed on our website.

Please ensure that your shares are represented by promptly voting and submitting your proxy. Instructions have been provided for each of the alternative voting methods on the next page of this proxy statement.

Sincerely,

Tamara L. Lundgren

President and Chief Executive Officer

2	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Notice of Annual Meeting of Shareholders of

Schnitzer Steel Industries, Inc.

Date: Wednesday, January 25, 2017 Time: 8:00 a.m. Pacific Place: KOIN Center, Conference Center 222 SW Columbia Street, Room 202 Portland, Oregon 97201 Record Date: December 1, 2016

AGENDA:

•   ELECT three directors

•   APPROVE, by non-binding vote, executive compensation

•   RATIFY our independent registered public accounting firm for fiscal 2017

•   CONDUCT any other business that properly comes before the meeting or any adjournment or postponement thereof

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.

Please vote your shares We encourage shareholders to vote promptly, as this will save the expense of additional proxy solicitation. Voting can be completed in one of four ways:	Mail	Internet	Telephone	In Person
	Return the proxy card by mail	Follow online instructions on the proxy card	Call toll-free number provided on the proxy card	Attend the annual meeting with your ID

Even if you plan to attend the meeting, we encourage you to vote by internet, telephone, or mail so your vote will be counted if you later decide not to or cannot attend the meeting. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you desire.

By Order of the Board of Directors Peter B. Saba Secretary

Notice Regarding the Availability of Proxy Materials

This notice of Annual Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about December 15, 2016. This notice includes instructions on how to access these materials (including our proxy statement and 2016 annual report to shareholders) online.

SCHNITZER STEEL INDUSTRIES, INC. 299 SW Clay Street, Suite 350 Portland, Oregon 97201 December 15, 2016

Important information if you plan to attend the Annual Meeting:

If you plan to attend the Annual Meeting in person, you must bring the Notice Regarding the Availability of Proxy Materials. If your shares are not registered in your name, you will need a legal proxy and account statement or other documentation confirming your Schnitzer Steel Industries stock holdings from the broker, bank, or other institution that holds your shares. You will also need a valid, government-issued picture identification that matches your Notice Regarding the Availability of Proxy Materials, legal proxy, or other confirming documentation.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	3

Contents

PROXY MATERIALS

Page

5	Proxy Summary

13	Proxy Statement

13	Questions and Answers about these Proxy Materials and Voting

17	Voting Securities and Principal Shareholders

18	Beneficial Ownership – Section 16(a) Reporting Compliance

COMPENSATION DISCUSSION AND ANALYSIS

Page

31	Overview

31	Shareholder Outreach

32	Linkage to Company Performance

33	Summary of Executive Compensation Program

36	Executive Compensation Process

40	Elements of Compensation

PROXY VOTING MATTERS

Page

19	Proposal 1 – Election of Directors

64	Proposal 2 – Advisory Resolution on Executive Compensation

66	Proposal 3 – Ratification of Selection of Independent Registered Public Accounting Firm

4	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proxy Summary

In this section, we present an overview of the information that you will find in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting. For more complete information regarding our fiscal 2016 operating performance, please also review our Annual Report on Form 10-K.

Proposal	Board Recommendation	Page Reference
Election of Directors	For each nominee	19
Advisory Vote on Executive Compensation	For	64
Ratification of Selection of Independent Public Accounting Firm	For	66

Corporate Governance Highlights

At Schnitzer Steel, corporate governance provides a strong foundation upon which our business operates. Our governance policies and structures are designed to promote thoughtful consideration of our business actions and appropriate risk-taking, with the goal of producing successful business results for you—our owners.

✓	Six of Eight Directors Independent

✓	Separate Board Chairman and Chief Executive Officer (“CEO”)

✓	Lead Independent Director

✓	Board Diversity

✓	Board Refreshment: 25% of Board < 4 Years Tenure

✓	Director Term Limit Policy

✓	Regular Board and Committee Self-evaluations

✓	No Director Serves on More Than 2 Other Public Company Boards

✓	Active Shareholder Outreach
✓	Board Participation in Shareholder Engagement

✓	Minimum Stock Ownership Requirements for Directors and Officers

✓	Anti-Hedging and Anti-Pledging Policies

✓	Codes of Conduct for Directors, Officers, and Employees

✓	Shareholder Ratification of Selection of External Audit Firm

✓	Comprehensive Sustainability Report

✓	Awarded World’s Most Ethical Company Designation for Fiscal 2015 and 2016 by the Ethisphere Institute

Over the past two years, we undertook the following governance actions:

✓	Added a new independent director who is the former CEO of a public company in the mining industry

✓	Allowed existing shareholder rights plan to expire
✓	Refreshed our Board committees by rotating committee members

Executive Compensation Program Highlights

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value. We design our program to pay for performance and to align management’s interests with our shareholders’ interests. Highlights include:

✓	Emphasis on performance-based compensation: 85% of the CEO’s target compensation and 72% of other named executive officers (“NEOs”) target compensation “at-risk”

✓

The use of a variety of distinct performance metrics (earnings per share, operating cash flow, cost savings, safety performance and strategic objectives) in the annual incentive compensation plans for the CEO and other NEOs which are intended to drive long-term shareholder value

✓	Performance share awards, which represent 50% of the Company’s long-term incentive grant, focuses on total shareholder return relative to peers (“TSR”) and cash flow return on investment (“CFROI”)

✓	Restricted Stock Units (“RSUs”), which represent 50% of the Company’s long-term incentive grant, generally vest ratably over five years

✓	Minimum stock ownership requirements for the CEO and other NEOs, which reinforce our focus on shareholder alignment

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	5

Proxy Summary

✓	Double-trigger for cash severance payments and benefits in change-in-control agreements

✓	No excise tax gross-up provisions in any new or modified change-in-control agreements since 2008

✓	No re-pricing of stock options; 52,000 out-of-the-money stock options held by the Chairman, CEO and other NEOs expired in fiscal 2016
✓	Annual review of executive compensation design, market competitiveness, and best practices

✓	Retention of an independent compensation consultant to provide guidance and support to the Compensation Committee

The following flowchart provides an overview of the Compensation Committee’s process in setting performance goals.

Shareholder Outreach and Executive Compensation Program Changes

On an annual basis the compensation of our NEOs, as disclosed in our annual proxy statement, is submitted to our shareholders for a non-binding advisory vote (“Say-on-Pay”). In response to the Say-on-Pay vote at the 2015 annual meeting, we initiated significant shareholder outreach in order to obtain input from our shareholders regarding the Company’s executive compensation program. During 2015, we reached out to investors holding approximately 70% of our outstanding shares, and had discussions, either by phone or in person, with investors holding nearly 50% of outstanding shares. All of these discussions involved both the Chair of the Compensation Committee and the Chairman of the Board of Directors, and the input received was very helpful as the Compensation Committee considered potential changes to the executive compensation plans for fiscal 2016.

6	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proxy Summary

Directly as a result of the valuable feedback received from shareholders, the Compensation Committee made several significant changes to our executive compensation program for fiscal 2016. The following changes to our compensation program were effective beginning in fiscal 2016:

✓	Inclusion of a relative TSR metric in the performance share plan which represents 50% of the Company’s long-term incentive plan awards

✓	Return to a three-year performance period for the performance share plan to align more closely with the focus on longer-term performance

✓	Revision to the compensation peer group to better reflect companies with similar quantitative and qualitative characteristics
✓

Selection of a performance peer group using a quantitative and qualitative approach similar to that used for selecting the compensation peer group, while also reflecting companies in our industry which are viewed as traditional peers but may not be appropriate (e.g., too large) for purposes of comparing compensation

In addition, in recognition of market conditions, the Compensation Committee took the following actions for fiscal 2016:

✓	No base salary increases for NEOs (except for one in connection with additional responsibilities)
✓

Consideration of long-term incentive awards in two stages: a grant in November 2015 at generally 50% of the previous year grant levels, and a grant in April 2016 of the remaining 50% following a mid-year review of our financial and operating performance.

Through our ongoing shareholder outreach initiative this year, we reached out to investors holding approximately 65% of our outstanding shares, and had discussions, either by phone or in person, with investors holding approximately 30% of outstanding shares. There was a decrease in the number of investors requesting a meeting with us this year which we attribute primarily to satisfaction with the changes made in response to the input received during last year’s shareholder outreach, including the changes made to the fiscal 2016 compensation plans and the improved readability and transparency of the fiscal 2015 proxy statement.

Based on the recent shareholder feedback and to provide year-to-year consistency and an opportunity to assess the changes made in fiscal 2016, the Compensation Committee determined to maintain the basic design of the executive compensation program in fiscal 2017. In addition, the Compensation Committee took the following actions for fiscal 2017:

✓	No increase in CEO base salary and increases in base salary for all other NEOs limited to 2.5% to 4%

✓	Cap on non-income statement metrics in the annual incentive plans if adjusted earnings are negative

✓

Continuation of consideration of long-term incentive awards in two stages: a grant in November 2016 at generally 50% of the previous year grant levels with a review at mid-year based on our financial and operating performance for the remaining 50%

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	7

Proxy Summary

Fiscal 2016 Business Performance & Accomplishments

In fiscal 2016, our markets continued to be adversely impacted by the slowdown of economic activity globally. Lower global macroeconomic activity, combined with global steel overproduction, the impact of lower iron ore prices and a strong U.S. dollar, resulted in soft market conditions. In fiscal 2016, our annual average net selling prices for ferrous and nonferrous scrap metal decreased by 28% and 21%, respectively, while sales volumes decreased by 11% and 13%, respectively, compared to the prior year. Demand for our finished steel products was also weaker than in the prior year, resulting in lower average net selling prices and volumes of 18% and 10%, respectively, primarily due to increased competition from lower-priced steel imports.

While markets for recycled metals continued to experience significant challenges, we remained focused on continuously improving our operations, implementing our strategic priorities, maximizing financial performance, and generating positive cash flow. As a result, in fiscal 2016 our Auto and Metals Recycling (“AMR”) business improved its operating performance year-over-year and we invested in process improvements aimed at lowering overall costs and enhancing product quality in our Steel Manufacturing Business (“SMB”). We also continued our trend of positive operating cash flow, ending the year with debt at its lowest level since 2011 while continuing to return capital to our shareholders through our quarterly dividend and share repurchases.

As shown in the charts below, we delivered significant improvements in our business performance in fiscal 2016.

*	See pages 47-49 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 25, 2016 for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

8	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proxy Summary

*	See pages 47-49 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 25, 2016 for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

In addition to the significant improvements in operating performance and in earnings per share as shown in the charts above, our fiscal 2016 accomplishments included:

$78 million productivity improvements and cost savings delivered on fiscal 2015 and 2016 initiatives	$99 million operating cash flow generated	16% reduction in total debt to its lowest level since fiscal 2011	14% total shareholder return year-over-year

However, due to the challenging macro-economic conditions, our industry has been experiencing a cyclical trough, and our stock price and market capitalization have been deeply impacted in recent years. As a result, our three-year TSR was a negative 6% reflecting the cyclical weakness in fiscal years 2014 and 2015 which was only partially offset by the improving performance trend in fiscal 2016. Our current directors and executive officers, as a group, own approximately 1,000,000, or approximately 4%, of our outstanding shares and have also experienced the impact of these results.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	9

Proxy Summary

Sustainability Report

Schnitzer is one of the nation’s largest recyclers of scrap metal, a leading provider of used and recycled auto parts and a manufacturer of finished steel products. We create value through recycling every day, and we are committed to operating our businesses in a safe, efficient and environmentally responsible manner. Because sustainability matters are integrated into, and not separate from, our business, the full Board considers sustainability issues an integral part of its business oversight. We publish our sustainability key performance indicators (KPIs) annually to enhance the transparency of our environmental footprint and to form a basis for ongoing communication with our various stakeholders. Our sustainability KPIs have been selected to align with internationally recognized standards, and the metrics we report have been assured by independent analysis for materiality and accuracy. Our KPIs are: greenhouse gas emissions (scope 1 and 2), energy use and sources, landfilled waste, and safety metrics (total recordable incident rate, lost time incident rate, days away restrictions and transfers).

In 2015 and 2016, Schnitzer was named a World’s Most Ethical Company by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. Schnitzer is the first and only metals recycling company to be among the winners. Being designated a World’s Most Ethical Company for the second time underscores Schnitzer’s commitment to leading ethical business standards and practices. Schnitzer also earned the

Ethics Inside® Certification and the Anti-Corruption Program Verification™ for 2015-2016. These designations are awarded exclusively to companies that can demonstrate the existence of a superior employee and leadership culture that promotes ethical business practices.

To view our latest Sustainability Report, please visit: http://www.schnitzersteel.com/sustainability_ report.aspx

Fiscal 2016 Compensation Summary

Our fiscal 2016 compensation program links pay to performance and also reflects the impact of the challenging market conditions and impact of our stock price on realizable pay. As a result of this linkage of pay to performance, actual compensation in fiscal 2016 was lower than target levels as represented by the following:

•

The Compensation Committee exercised negative discretion, taking into account the impact of adverse market conditions on the Company’s financial performance in the first half of fiscal 2016, to exclude earnings by the CEO and other NEOs during such six-month period from the calculation of payouts under the annual incentive plans

•

As a result, for fiscal 2016, the APBP paid out at the equivalent of 0.56x of target for the CEO and the AICP paid out for the other NEOs at different levels ranging from an equivalent of 0.43x to 0.55x of target

•	Responding to significantly weakened market conditions in the first half of fiscal 2016, the Committee established a one-year Performance Improvement Bonus Plan

(“PIBP”) with a performance period commencing in the second half of 2016 and continuing through the first half of fiscal 2017. Designed to incentivize the execution of $30 million in critical new cost savings and productivity initiatives identified and announced in the second quarter (after the fiscal 2016 compensation plans had been approved), the PIBP is tied to meeting specific operating income targets. The PIBP includes a “gateway” mechanism with no credit for any net loss quarter and a retention component with no payout for the CEO and other NEOs until after the end of such 12-month period

•	The performance shares that vested for the fiscal 2015-2016 performance period paid out at 0.68x of target for the CEO and other NEOs

•	Realizable pay on average over the past three years as compared to total compensation reported in the summary compensation table, as described below, was 62% for the CEO and 69% for the other NEOs

•	No increase in base salary for the CEO since 2011

10	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proxy Summary

Fiscal 2016 Executive Compensation Program At-A-Glance

	Program(1)	Purpose	Relevant Performance Metrics
Annual	Base Salary CEO: 15% Other NEOs: 28%	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Incentive CEO: 33% Other NEOs: 30%	To incentivize achievement of operating, financial, and management goals	EPS (≥50%) Safety Performance(2) Cost Savings Operating Cash Flow Strategic Objectives (CEO) Performance Improvements(3)
Long Term	Restricted Stock Units CEO: 26% Other NEOs: 21%	To focus NEOs on long-term shareholder value creation and promote retention	Absolute share price appreciation
	Performance Share Awards CEO: 26% Other NEOs: 21%	To focus NEOs on achievement of financial goals and long-term shareholder value creation	Relative Total Shareholder Return (TSR) (50%) Cash Flow Return on Investment (CFROI) (50%)

(1)	Represents a percentage of total compensation.

(2)	Lost Time Incident Rate (“LTIR”); Total Case Incident Rate (“TCIR”); and Days Away, Restricted or Transferred Rate (“DART”)

(3)	Separate one-year PIBP for the 12-month period ending February 28, 2017 described below under “Components of Compensation-Performance Improvement Bonus Plan”.

Linking Pay to Performance

To promote a performance-based culture that aligns the interests of management and shareholders, our executive compensation program focuses extensively on performance-based and equity-based compensation. As illustrated in the charts below, the substantial majority of our NEOs’ target compensation in fiscal 2016 was in the form of “at-risk” compensation (short-term and long-term). Fixed Pay consists of annual base salary and At-Risk Pay consists of performance-based cash incentives, time-based equity awards, and performance-based equity awards.

STI - Short-Term Incentive (performance-based annual cash incentive)

LTIP-RSU - Long-Term Incentive Plan Restricted Stock Units (time-based equity awards)

LTIP-PS - Long-Term Incentive Plan Performance Share (performance-based equity awards)

Reported Compensation vs. Realizable Pay

Amounts reported in the Summary Compensation Table (“SCT”) are the total compensation of an NEO in a given year as calculated in accordance with SEC rules (the “SCT compensation”). While the amounts shown in the SCT reflect the grant date fair value of equity awards granted to an NEO in the year of the grant, those awards have not vested and the amounts shown in the SCT do not reflect the impact of performance-based metrics or stock price performance on realizable pay, which may be considerably more or less based on (i) the number of performance shares and RSUs that vest during the performance period, (ii) the actual number of performance shares which are earned based on actual performance achieved, and (iii) the impact of actual stock price performance on the value of performance shares and RSUs that vest.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	11

Proxy Summary

The following graph illustrates the difference between the three-year average SCT compensation and realizable pay of the CEO and other NEOs as of August 31, 2016. This table should not be viewed as a replacement or substitute for the SCT or other compensation tables provided on pages 55-62.

Measurement Definitions
SCT	Compensation Amount as reflected in the “Total” column of the SCT.
Realizable Pay

Sum of (i) annual base salary; (ii) annual cash incentive earned during the period; (iii) performance-based equity awards earned during the performance period; and (iv) time-based equity awards vested during the period. All equity awards are valued based on the Company’s share price at August 31, 2016 ($18.78).

12	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting (the “Annual Meeting”). We are mailing a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 15, 2016. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”), which is being mailed on or about December 15, 2016. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

Questions and Answers About These Proxy Materials and Voting

Why am I being provided with these materials?

We are providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on January 25, 2017 or any adjournments thereof. You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign, and return your proxy card or follow the instructions below to vote your shares by proxy over the telephone or through the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to vote your shares by proxy through the Internet. For shares held through a broker, bank, or nominee, you may vote by submitting voting instructions to your broker or nominee, or by obtaining a proxy executed in your favor from the shareholder of record (broker, bank, or nominee).

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record we may furnish proxy materials to our shareholders over the Internet. We believe this is a more cost-effective and environmentally-sensitive way to provide our shareholders with this information. If you received a Notice by mail, you will not receive a printed copy of the proxy materials.

Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

The only matters scheduled for a vote are the election of the three nominated directors listed herein, the advisory vote on executive compensation described in this proxy statement,

and the vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR each of the nominees to the Board, FOR the advisory vote on executive compensation, and FOR the ratification of the selection of

PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	13

Questions and Answers About These Proxy Materials and Voting

Who can vote at the Annual Meeting?

Shareholders at the close of business on December 1, 2016 (the “Record Date”) will be entitled to vote at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters at the Annual Meeting. Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Registered directly in your name with our transfer agent (also referred to as a “shareholder of record”);

•

Held for you in an account with a broker, bank, or other nominee (shares held in “street name”) – street name holders generally cannot vote their shares directly and instead must instruct the broker, bank, or nominee how to vote their shares or, if they want to vote in person, they must obtain a proxy, executed in their favor, from the shareholder of record (broker, bank, or other nominee).

What if my shares are not registered directly in my name but are held in street name?

If, at the close of business on December 1, 2016, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or other proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters (“broker discretionary voting”). Proposal No. 3 with respect to the ratification of the selection of the

Company’s independent registered public accounting firm is a “routine” matter, and your broker is permitted to exercise discretionary voting authority to vote your shares on this proposal. Unless you provide your broker with voting instructions, your broker may not exercise discretionary voting authority and may not vote your shares with respect to the election of directors (Proposal No. 1) or the advisory vote related to executive compensation (Proposal No. 2). See the discussion of “broker non-votes” below. We strongly encourage you to submit your voting instructions and exercise your right to vote as a beneficial owner of shares. If you want to vote your shares in person, you will need to obtain a proxy executed in your favor from the shareholder of record.

If I am a shareholder of record, how do I cast my vote?

If you are a shareholder of record, you may vote using any of the following methods:

•

By Internet – If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone – If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail – You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing, and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), indicate your name and title or capacity.

•

In Person – You may cast your vote in person by attending the Annual Meeting. We will give you a ballot when you arrive. Even if you plan to attend the meeting, we encourage you to vote by Internet, telephone, or mail so your vote will be counted if you later decide not to or cannot attend the meeting. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you desire.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. While there is no specific charge or cost to you for voting by Internet, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern time) on January 24, 2017 for the voting of shares.

14	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Questions and Answers About These Proxy Materials and Voting

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each of the nominees for director set forth in this proxy statement, “FOR” the advisory resolution on executive compensation, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you are a beneficial owner of shares held in street name and return signed and dated voting instructions without marking any voting selections, your shares may be voted at the discretion of your broker with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017 (Proposal No. 3) but may not be voted with respect to the election of the nominees for director (Proposal No. 1) or the advisory vote related to executive compensation (Proposal No. 2). If any matter which is considered routine is properly presented at the meeting, your proxy (one of the individuals named on the proxy card) will vote your shares using his or her best judgment. Please return your voting instructions with your voting selections marked so that your vote can be counted.

What constitutes a quorum?

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters voted on at the Annual Meeting, and each share is entitled to one vote. A majority of the total outstanding shares of Class A and Class B common stock must be present or represented by proxy to constitute a quorum at the Annual Meeting. Shares voted by proxy on any matter (including shares voted pursuant to a broker’s discretionary voting authority) are counted as present at the meeting for purposes of determining a quorum.

How many votes are required to approve each proposal?

The election of directors (Proposal No. 1) will be determined by a plurality of the votes cast by the shares entitled to vote in the election at the meeting, assuming a quorum is present. A plurality vote requirement means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

The advisory vote on executive compensation (Proposal No. 2) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. While the vote on executive compensation (Proposal No. 2) is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

The ratification of the selection of the independent registered public accounting firm (Proposal No. 3) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld. Votes that are withheld will not have any effect on the outcome of the election of directors.

You may vote “FOR”, “AGAINST”, or “ABSTAIN” with respect to the advisory vote on executive compensation (Proposal No. 2) and the vote on the ratification of the selection of the independent registered public accounting firm (Proposal No. 3). For Proposal No. 2 and Proposal No. 3, abstentions will not have any effect on the outcome of the vote.

What is a “broker non-vote” and how does it affect voting on each item?

A broker who holds shares for a beneficial owner has the discretion to vote on “routine” proposals when the broker has not received voting instructions from the beneficial owner. A

“broker non-vote” occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	15

Questions and Answers About These Proxy Materials and Voting

beneficially owns the shares and (2) the broker lacks discretionary authority to vote the shares for that particular matter. Each of Proposal No. 1 (election of directors) and Proposal No. 2 (advisory vote on executive compensation) are considered to be non-routine matters, and brokers therefore lack discretionary authority to vote shares on such matters at this meeting. Broker non-votes, like other shares that are not voted at the meeting, have no effect on the outcome of the vote on such matters.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following five ways:

•	You may submit another properly completed proxy card with a later date that is received prior to the taking of the vote at the Annual Meeting.

•

You may vote again on the Internet or by telephone before the closing of those voting facilities at 11:59 p.m. (Eastern time) on January 24, 2017 (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

•	You may send a written notice that you are revoking your proxy to the Company’s Secretary at Schnitzer Steel
Industries, Inc., 299 SW Clay Street, Suite 350, Portland, Oregon 97201, Attention: Corporate Secretary, or hand-deliver it to the Secretary at or before the taking of the vote at the Annual Meeting.

•	You may attend the Annual Meeting, revoke your proxy, and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

•

Remember that if you are a beneficial owner of Company shares holding shares in a street name, you may submit new voting instructions by contacting your bank, broker, or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

16	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Voting Securities and Principal Shareholders

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting was December 1, 2016. At the close of business on December 1, 2016, a total of 26,999,844 shares of our common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The outstanding common stock consisted of 26,799,844 shares of Class A common stock (Class A) and 200,000 shares of Class B common stock (Class B). Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 30, 2016 (unless otherwise noted in the footnotes to the table) by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each nominee for director, (iv) each of our executive officers listed in the Summary Compensation Table (each, a “named executive officer” and, collectively, the “named executive officers”), and (v) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is c/o Schnitzer Steel Industries, Inc., 299 SW Clay Street, Suite 350, Portland, Oregon 97201. Each Class B share is convertible into one Class A share, and there are no meaningful distinctions between the rights of holders of Class A shares and Class B shares. Accordingly, the following table reports beneficial ownership of common stock in the aggregate and does not distinguish between Class A shares and Class B shares.

	Common Stock Beneficially Owned
Name of Beneficial Owner or Number of Persons in Group	Number		Percent
The Vanguard Group, Inc.	2,698,962	(1)	10.0%
Dimensional Fund Advisors, L.P.	1,853,160	(2)	6.9%
David J. Anderson	27,963	(3)	*
John D. Carter	144,066		*
Wayland R. Hicks	50,048	(4)	*
David L. Jahnke	17,026	(5)	*
Judith A. Johansen	35,491	(6)	*
William D. Larsson	36,491	(7)	*
Michael W. Sutherlin	5,465	(8)	*
Tamara L. Lundgren	497,772	(9)	1.8%
Richard D. Peach	117,869	(10)	*
Jeffrey Dyck	64,241	(11)	*
Steven G. Heiskell	17,786		*
Michael R. Henderson	23,917		*

All current directors and executive officers as a group (14 persons)	1,044,260	(12)	3.8%

*	Less than 1%

(1)	Beneficial ownership as of September 30, 2016 as reported by Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355 in a Form 13G filed by the shareholder.

(2)	Beneficial ownership as of September 30, 2016 as reported by Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746 in a Form 13F filed by the shareholder.

(3)

Includes 27,963 shares covered by vested deferred stock units (“DSUs”) under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”). See footnote 2 to the Directors Compensation Table on page 29 for additional information.

(4)	Includes 42,948 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

(5)	Includes 17,026 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

(6)	Includes 35,491 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

(7)	Includes 35,491 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

(8)	Includes 5,465 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

(9)	Includes 150,000 shares subject to options that became exercisable prior to January 30, 2017.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	17

Voting Securities and Principal Shareholders

(10)	Includes 49,092 shares subject to options that became exercisable prior to January 30, 2017.

(11)	Includes 21,532 shares subject to options that became exercisable prior to January 30, 2017.

(12)	Includes 220,624 shares subject to options that became exercisable prior to January 30, 2017. Includes 164,384 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our outstanding common stock to file with the SEC reports of beneficial ownership and changes in beneficial ownership of our common stock held by such persons. Executive officers, directors, and greater than 10%

shareholders are also required to furnish us copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal 2016, we believe that all required Section 16(a) reports were timely filed for such fiscal year.

Certain Transactions

The Audit Committee charter requires the Audit Committee to review any transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the

Company or that approval or ratification of the transaction is in the interest of the Company.

There were no reportable related person transactions during fiscal 2016.

18	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proposal No. 1 – Election of Directors

We are asking shareholders to elect the three individuals nominated by the Board, each of whom is a current director.

The Board currently consists of eight members divided into three classes pursuant to our 2006 Restated Articles of Incorporation and Restated Bylaws. One class of directors is elected each year for a three-year term. The term of Class II directors expires at the 2017 annual meeting; the term of Class III directors expires at the 2018 annual meeting; and the term of Class I directors expires at the 2019 annual meeting. Generally, the terms of directors continue until their respective successors are duly elected and qualified.

Action will be taken at the 2017 Annual Meeting to elect three Class II directors to serve until the 2020 annual meeting of shareholders.

The nominees for election at the 2017 Annual Meeting are Wayland R. Hicks, Judith A. Johansen and Tamara L. Lundgren as Class II directors. The Board has determined that Mr. Hicks and Ms. Johansen qualify as independent directors under our Corporate Governance Guidelines, SEC rules, and NASDAQ requirements. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee in accordance with the recommendation of the Board. We are not aware of any nominee who is or will be unable to stand for election.

Class II Director Nominees

Wayland R. Hicks Age: 74 Director Since: 2009	Company Board Committees: • Lead Director; Audit; Nominating and Corporate Governance Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • United Rentals, Inc. (1998-2009)

•  Former Chief Executive Officer of public companies

•  Expertise in operations, general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and strategic planning and analysis.

Mr. Hicks served as Director and Vice Chairman of United Rentals, Inc., a construction equipment rental company, from 1998 until March 2009. At United Rentals, Inc., he also served as Chief Executive Officer from December 2003 until June 2007 and Chief Operating Officer from 1997 until December 2003. Mr. Hicks served as Chief Executive Officer and President of Indigo N.V., a manufacturer of commercial and industrial printers, from 1996 to 1997, and as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. from 1994 to 1995. From 1967 to 1994, he held various executive positions with Xerox Corporation. Mr. Hicks also served as a Director of Perdue Farms Inc. from 1991 to 2014.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	19

Proposal No. 1 – Election of Directors

Judith A. Johansen Age: 58 Director Since: 2006	Company Board Committees: • Compensation, Chair; Nominating and Corporate Governance Qualifications and Skills to Serve as a Director:

Other Public Company

Directorships:

•  IDACORP and Idaho Power

Company, Member of Compensation and Corporate Governance & Nominating Committees

•  Pacific Continental Corp. and

Pacific Continental Bank, Member of Audit Committee

•  Former Chief Executive Officer

•  Expertise in the commodities markets, human resources, executive compensation, government and community relations, change management, and environmental issues

•  Public company board and committee experience

Ms. Johansen served as President of Marylhurst University in Lake Oswego, Oregon, a position she held from July 2008 to September 1, 2013. From December 2001 through March 2006, Ms. Johansen was President and Chief Executive Officer of PacifiCorp, an electric utility, and was their Executive Vice President of Regulation and External Affairs from December 2000 to December 2001. She was

Administrator and Chief Executive Officer of the Bonneville Power Administrator, a regional Federal power marketing agency, from 1998 to 2000. Ms. Johansen earned her B.A. in Political Science from Colorado State University and her J.D. from Northwestern School of Law at Lewis & Clark College.

Tamara L. Lundgren Age: 59 Director Since: 2008	Company Board Committees: • None (Ms. Lundgren is the Company’s CEO) Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • Ryder System, Inc., Member of Audit and Corporate Governance & Nominating Committees

•  Chief Executive Officer of Schnitzer Steel Industries, Inc.

•  Expertise in commodities, strategic planning and analysis, finance, operations, change management, international business, government and community relations, mergers and acquisitions, and investment banking

•  Public company board and committee experience

Ms. Lundgren has served as President, Chief Executive Officer and a Director of the Company since December 2008. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer, and held positions of increasing responsibility including President of Shared Services and Executive Vice President and Chief Operating Officer. Prior to joining the Company, Ms. Lundgren was a managing director in investment banking at JPMorgan

Chase, which she joined in 2001. From 1996 until 2001, Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan & Hartson, LLP in Washington, D.C. Ms. Lundgren is a director of the Federal Reserve Bank of San Francisco, Portland Branch. She earned her B.A. from Wellesley College and her J.D. from the Northwestern University School of Law.

Vote Required to Elect Directors

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on this matter, and each share is entitled to one vote for each director nominee. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies received from shareholders of record, unless directed otherwise, will be voted FOR the election of each of the nominees. Abstentions and broker non-votes will have no effect on the results of the vote.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees named above.

20	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proposal No. 1 – Election of Directors

Continuing Directors

Class III Directors

David J. Anderson Age: 69 Director Since: 2009	Company Board Committees: • Audit; Compensation Qualifications and Skills to Serve as a Director:

Other Public Company Directorships:

•  Modine Manufacturing Company, Member of Audit, Technology, and Corporate Governance and Nominating Committees

•  MTS Systems Corporation,

Chairman of the Board and

Member of Audit Committee

•  Experience as public company Chief Executive Officer and public company Board Chairman

•  Expertise in general manufacturing, international business, strategic planning, growth management, operational integration, and operations

•  Public company board leadership and committee experience

Mr. Anderson served as Executive Director and Co-Vice Chairman of Sauer-Danfoss Inc., a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric, and electronic systems and components, from January 2009 through July 2009. He was President and Chief Executive Officer of Sauer-Danfoss Inc. from July 2002 until January 2009 and a director of Sauer-Danfoss Inc. from July 2002 until July 2009. Mr. Anderson served as Executive Vice President – Strategic Business Development of Sauer-Danfoss Inc. from May 2000 until July 2002. From 1984 to May 2000, he held various senior management positions with

Sauer-Danfoss Inc. and Sauer-Danfoss (US) Company. From 1970 to 1984, Mr. Anderson held various executive positions in business development, sales, marketing, and applications engineering with manufacturing and distribution businesses in the fluid power industry. He has also served on the boards of the National Fluid Power Association and the National Fluid Power Association’s Technology and Education Foundation, chairing each in 2008 and 2009. Mr. Anderson holds a B.S. degree in Mechanical Engineering from the University of Wisconsin.

John D. Carter Age: 70 Director Since: 2005	Company Board Committees: • Board Chairman Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • Northwest Natural Gas Company, Chair of Audit Committee • FLIR Systems, Inc., Chair of Corporate Governance Committee

•  Former Chief Executive Officer of Schnitzer Steel Industries, Inc.

•  Extensive international business experience

•  Expertise in strategic planning and analysis, mergers and acquisitions, operations, environmental affairs, and government relations

•  Public company board and committee leadership experience

Mr. Carter has been Chairman of the Board since December 2008 and was President and Chief Executive Officer of the Company from May 2005 to December 2008. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, while also owning other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., an engineering and construction company, including as Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly-owned subsidiary, and other operating groups. He retired from Bechtel at the end of 2002. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a graduate of Stanford University and Harvard Law School.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	21

Proposal No. 1 – Election of Directors

Michael W. Sutherlin Age: 70 Director Since: 2015	Company Board Committees: • Compensation; Nominating and Corporate Governance Qualifications and Skills to Serve as a Director:

Other Public Company

Directorships:

•  Peabody Energy Corporation, Member of the Compensation Committee and the Health, Safety, Security and Environmental Committee

•  Tesco Corporation, Chairman of the Board

•  Experience as public company Chief Executive Officer and public company Board Chairman

•  Manufacturing and mining sector experience

•  Core operations, executive leadership, international business, and executive compensation experience

Mr. Sutherlin served as President and Chief Executive Officer of Joy Global, Inc., a manufacturer and servicer of mining equipment for the extraction of coal and other minerals and ores, from 2006 until 2013. He was Executive Vice President, President and Chief Operating Officer of Joy Mining Machinery from 2003 to 2006. Prior to that time,

Mr. Sutherlin held positions of increasing responsibility for Varco International, Inc., including President and Chief Operating Officer and Division President. Mr. Sutherlin holds a Bachelor of Business Administration from the Texas Tech University and an MBA from the University of Texas at Austin.

Class I Directors

David L. Jahnke Age: 63 Director Since: 2013	Company Board Committees: • Audit, Chair; Compensation Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • First Interstate BancSystem, Inc., Lead Independent Director; Member of Compensation Committee and Chair of Governance and Nominating Committee and Risk Committee

•  Public accounting, financial reporting, and internal controls experience

•  Experience in complex financial transactions, international business and executive compensation

•  Public company board and committee leadership experience

Mr. Jahnke held various positions at KPMG, the international accounting firm, from 1975 until 2010. From 2005 to 2010, he was the Global Lead Partner for a major KPMG client and was located in KPMG’s Zurich, Switzerland office. Prior to that time, he held positions of increasing responsibility in KPMG, including Office Managing Partner and Audit Partner in Charge of the Minneapolis office from 1999 to 2004. He is a director of Swiss Re America Holding Corporation where he serves as Chair of its Audit Committee and is a member of its Executive Committee. Mr. Jahnke holds a B.S. in Accounting from the University of Minnesota-Twin Cities.

22	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proposal No. 1 – Election of Directors

William D. Larsson Age: 71 Director Since: 2006	Company Board Committees: • Nominating and Corporate Governance, Chair; Audit Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • Clearwater Paper Corporation, Member of Audit and Nominating and Governance Committees

•  Former public company Chief Financial Officer

•  Experience in general manufacturing, international business,

mergers and acquisitions, executive compensation, strategic analysis, and growth management and organizational integration

•  Public company board and committee leadership experience

Mr. Larsson was Senior Vice President and Chief Financial Officer from 2000 until 2009, of Precision Castparts Corp., a leading manufacturer of complex metal components and products principally for the aerospace and power generation industries. He earned a B.S. in Economics and a B.S. in Mathematics from the University of Oregon and an MBA from California State University at Long Beach.

Corporate Governance

The Company is committed to strong corporate governance. The Company is governed by a Board of Directors and Committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and Committee meetings and also through other communications with management.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee (the “N&CG Committee”), each of which has a written charter adopted by the Board of Directors, copies of which are posted on our website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on our website. Under our Corporate Governance Guidelines, committee members are appointed annually and the chairs of and director membership on committees are periodically rotated based on the skills, desires, and experiences of the members of the Board.

Director Independence

The Board of Directors has determined that David J. Anderson, Wayland R. Hicks, David L. Jahnke, Judith A. Johansen, William D. Larsson, and Michael W. Sutherlin are “independent directors” as defined by our Corporate Governance Guidelines and NASDAQ listing requirements. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors regularly meet in executive sessions at which only independent directors are present.

The independent directors serve on the following committees:

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
David J. Anderson	●	●
Wayland R. Hicks	●		●
David L. Jahnke	C	●
Judith A. Johansen		C	●
William D. Larsson	●		C
Michael W. Sutherlin		●	●

● = Member        C = Chair

During fiscal 2016, the Board of Directors held four meetings, the Audit Committee held nine meetings, the Compensation Committee held ten meetings, and the N&CG Committee held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served that were held during the period for which he or she served. We encourage all directors to attend each annual meeting of shareholders, and all directors then serving attended the 2016 annual meeting.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	23

Proposal No. 1 – Election of Directors

Board Leadership

The current Board leadership structure separates the role of Chairman and CEO. These roles have been separate since May 2005 and the Board and the N&CG Committee have determined that the current structure continues to be appropriate as it enables the CEO to focus on the complexities and challenges of the role as our chief executive officer while enabling the Chairman to provide leadership at the Board level. This leadership structure also enables the Board to better fulfill its risk oversight responsibilities, as described under “The Board’s Role in Risk Oversight”. The Board periodically assesses its leadership structure in light of the Company’s needs and circumstances.

The Board also has a lead director, who is an independent director. Under our Corporate Governance Guidelines, the lead director role is periodically rotated among the independent directors. As of September 1, 2014, Mr. Hicks replaced Mr. Larsson as lead director. The lead director’s responsibilities include: facilitating effective communication between the Board and management; consulting with the Chairman and the CEO; discussing annually with the Chairman of the Board and the CEO their performance; and presiding at meetings of the Board when the Chairman is not present, including executive sessions of the independent directors. The lead director generally attends all meetings of the Board’s committees.

Board Committees and Responsibilities

Audit Committee

Chair: David L. Jahnke

Additional Members: David J. Anderson, Wayland R. Hicks, and William D. Larsson

Meetings Held in 2016: Nine

Independence: Our Board has determined that each member of the Audit Committee meets all additional independence requirements for Audit Committee members under applicable SEC regulations and NASDAQ rules.

Audit Committee Financial Literacy and Expertise: Our Board also has determined that each member of the Audit Committee is financially literate under applicable SEC and NASDAQ rules and is an “audit committee financial expert” as defined in regulations adopted by the SEC.

The Audit Committee represents and assists the Board in oversight of our accounting and financial reporting processes and the audits of our financial statements; appointing, approving the compensation of, and overseeing the independent auditors; reviewing and approving all audit and non-audit services performed by the independent auditors; reviewing the scope and discussing the results of the audit with the independent auditors; reviewing management’s assessment of the Company’s internal controls over financial reporting; overseeing the Company’s compliance program; overseeing the Company’s internal audit function; reviewing with management the Company’s major financial risks and legal risks that could have a significant impact on the Company’s financial statements; and reviewing and approving, as appropriate, all transactions of the Company with related persons (see “Certain Transactions”).

Compensation Committee

Chair: Judith A. Johansen

Additional Members: David J. Anderson, David L. Jahnke, and Michael W. Sutherlin

Meetings Held in 2016: Ten

Independence: Our Board has determined that each member of the Compensation Committee meets the additional independence standards for Compensation Committee members under the NASDAQ rules and qualifies as a non-employee and outside director under Rule 16b-3 under the Securities Exchange Act of 1934 and under section 162(m) of the Internal Revenue Code, respectively.

Compensation Committee Interlock and Insider Participation: No members of the Compensation Committee who served during 2016 were officers or employees of the Company or any of its subsidiaries during the year, were formerly Company officers, or had any relationship otherwise requiring disclosure as a compensation committee interlock.

24	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proposal No. 1 – Election of Directors

The Compensation Committee has overall responsibility for the administration of the Company’s executive and director compensation plans and equity-based plans; overseeing and evaluating the performance of the CEO and determining the CEO’s compensation; administering and interpreting executive compensation plans, the Company’s stock plans, and all other equity-based plans from time to time adopted by the Company, including our 1993 Amended and Restated Stock Incentive Plan (“SIP”); reviewing and assessing the risks related to the design of the Company’s compensation programs and arrangements; determining the compensation of the other executive officers; in consultation with the N&CG Committee, reviewing and recommending to the Board for approval compensation for members of the Board, including compensation paid to the Chairman, Lead Director, and committee chairs; and overseeing the preparation of executive compensation disclosures included in the Company’s proxy statement in accordance with the SEC rules and regulations. For a description of the Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis.”

Nominating and Corporate Governance (“N&CG) Committee

Chair: William D. Larsson

Additional Members: Wayland R. Hicks, Judith A. Johansen, and Michael W. Sutherlin

Meetings Held in 2016: Four

Independence: Our Board has determined that each member of the N&CG Committee is independent under applicable SEC regulations and NASDAQ rules.

The N&CG Committee has responsibility for identifying, selecting, and recommending to the Board individuals proposed to be (i) nominated for election as directors by the shareholders or (ii) elected as directors by the Board to fill vacancies; working with the Chairman of the Board and the Lead Director, seeking to ensure that the Board’s committee structure, committee assignments, and committee chair assignments are appropriate and effective; developing and recommending to the Board for approval, and reviewing from time to time, a set of corporate governance guidelines for the Company, which includes a process for the evaluation of the Board, its committees, and management; reviewing and evaluating risks related to corporate governance practices and leadership succession; developing and maintaining director education opportunities; and monitoring compliance with the corporate governance guidelines adopted by the Board.

Assessment of Director Qualifications

The N&CG Committee uses a Board composition matrix to inventory, on at least an annual basis, the expertise, skills, and experience of each director to ensure that the overall Board maintains a balance of knowledge and relevant experience. The Committee carefully reviews all director candidates, including current directors, based on the current and anticipated composition of the Board, our current and anticipated strategy and operating requirements, and the long-term interests of shareholders. In assessing current directors and potential candidates, the N&CG Committee considers the Board composition matrix, as well as the character, background, and professional experience of each current director and potential candidate. In its evaluation of potential candidates, the N&CG Committee applies the criteria set forth in our Corporate Governance Guidelines and considers the following factors:

•	Qualification as an “independent director”

•	Character, integrity, sound business judgment and diversity of viewpoints and experience

•	Accomplishments

•	Reputation in the business community

•	Knowledge of our industry or other relevant industries

•	Financial expertise or other specific skills

•	Inquisitive and objective perspective

•	Commitment and availability to conduct Board responsibilities

In considering the re-nomination of incumbent directors, the N&CG Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service. The N&CG Committee strives to achieve diversity on the Board by considering skills, experience, education, length of service on the Board, and such other factors as it deems appropriate. The N&CG Committee and the Board define diversity broadly to include the background, professional experience, skills, and viewpoints necessary to achieve a balance and mix of perspectives. In evaluating potential director candidates, N&CG Committee and the Board place particular emphasis

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	25

Proposal No. 1 – Election of Directors

on diversity. Our Board recognizes the value of diversity and considers how a candidate may contribute to the Board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience.

Board Self-Assessments

The Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively and whether its governing documents continue to remain appropriate. Our Board’s self-evaluation is facilitated by a wide range of questions related to topics including operations, composition of the Board, Board diversity, responsibilities, governing documents and resources. As part of the Board self-evaluation process, each director also conducts an evaluation of the Chairman of the Board and the Lead Director. The process is designed and overseen by the N&CG Committee, and the results of the evaluations are discussed by the full Board. Each committee annually reviews its own performance and assesses the adequacy of its charter, and reports the results and any recommendations to the Board. The N&CG Committee oversees and reports annually to the Board its assessment of each committee’s performance evaluation process. The N&CG Committee coordinates its oversight of the Board self-assessment process with its process for assessment of individual director qualifications.

Director Nominations

The N&CG Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. The N&CG Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the N&CG Committee by submitting a written recommendation to the N&CG Committee, c/o Corporate Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in our proxy statement and to serve as a director, if elected. All recommendations for nomination received by the Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the N&CG Committee for its consideration.

The N&CG Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between annual meetings or include a candidate on the slate of nominees proposed at an annual meeting is made by the Board of Directors. In considering the current directors, including the director nominees proposed for election at the Annual Meeting, the N&CG Committee and the Board specifically considered the background, experiences, and qualifications described in their biographies appearing under “Election of Directors” in this proxy statement.

Director Tenure

We do not have a fixed retirement age for directors. Under our Corporate Governance Guidelines, a director is required to submit a written resignation to the Board, to be effective at the end of the director’s then current term, when the director begins his or her 15th year of service on the Board. The Board may accept or reject the tendered resignation after considering the recommendation of the N&CG Committee as to the appropriateness of the director’s continued membership on the Board.

The Board’s Role in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing the Company’s risks and the Board and its committees provide oversight of these efforts. Our Senior Vice President, Chief Financial Officer & Chief of Corporate Operations reports to our CEO, is responsible for the risk management program, and provides periodic reports to the Board. Risks are identified, assessed, and managed on an ongoing basis and communicated to management during management meetings or otherwise as appropriate. Existing and potential material risks are reviewed during periodic executive management and/or Board meetings, resulting in Board and/or Board committee discussion and public disclosure, as appropriate.

The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management.

26	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proposal No. 1 – Election of Directors

The following are the key risk oversight and management responsibilities of our Board, committees and management:

The Board administers this risk oversight function either through the full Board or through its standing committees.

•	Full Board: enterprise-wide strategic risks related to our long-term strategies, including capital expenditures and material acquisitions

•	Audit Committee: financial risks (including risks associated with accounting, financial reporting, disclosure, and internal controls over financial reporting), our compliance programs, and legal risks

•	Compensation Committee: risks related to the design of the Company’s compensation programs and arrangements

•	N&CG Committee: risks related to corporate governance practices and leadership succession

Assessment of Compensation Risk

Management and the Compensation Committee conducted an assessment of the risks associated with our compensation programs and determined that they do not create risks which are reasonably likely to have a material adverse impact on us. In conducting the evaluation, the Compensation Committee, with the assistance of Pearl Meyer, its independent compensation consultant, reviewed our compensation structure and noted numerous ways in which risk is effectively managed or mitigated, including:

•	Balance of corporate and business unit weighting in incentive plans

•	Mix between short-term and long-term incentives

•	Caps on incentives

•	Use of multiple performance measures

•	A portfolio of varied long-term incentives

•	Committee discretion in payment of incentives

•	Use of stock ownership guidelines

•	Anti-hedging and anti-pledging policies for Company stock

In addition, the Compensation Committee analyzed the overall enterprise risks and how compensation programs could impact individual behavior that could exacerbate these enterprise risks.

In light of these analyses, the Committee believes that the architecture of our compensation programs (executive and broad-based) provide multiple, effective safeguards to protect against undue risk.

Board Oversight of Management Succession Planning

Our Board and management consider succession planning and leadership development to be an integral part of the Company’s long-term strategy. At least annually, our full Board reviews senior management succession and development plans with our CEO. Our CEO presents to the full Board her evaluations and recommendations of future candidates for key leadership roles, including for the CEO position, and potential succession timing for those positions, including under emergency circumstances. Following the CEO’s presentation, the Board meets in executive session without our CEO to consider and discuss CEO succession. The Board also reviews and discusses development plans for individuals identified as high-potential candidates for key leadership positions, and the Board members interact with these candidates in formal and informal settings during the year.

Prohibition on Hedging, Pledging and Derivative Trading

Our stock trading policy, applicable to our directors and employees, prohibits engaging in any short sale of our stock, establishing or using a margin account with a broker-dealer for the purpose of buying or selling our stock or using it as collateral therefor, or buying or selling puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds, or other instruments or derivatives designed to hedge the value of our stock.

Our Commitment to Sustainable Business Practices

Sustainability is one of our core values. Our social, environmental and economic performance is essential to our future growth and success. Named a 2015 and 2016 World’s Most Ethical Company by the Ethisphere Institute, our commitment to reclaim, recycle, and remanufacture scrap metal, safely and sustainably, is widely recognized. We annually publish our sustainability key performance indicators (KPIs) to enhance the transparency of our environmental footprint and to form a basis for ongoing communication with our various stakeholders. Our sustainability KPIs have been selected to align with internationally recognized standards, and the metrics we report have been assured by independent analysis for materiality and accuracy.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	27

Proposal No. 1 – Election of Directors

Our Sustainability Report focuses on:

Schnitzer is one of the nation’s largest recyclers of scrap metal, a leading provider of used and recycled auto parts and a manufacturer of finished steel products. We create value through recycling every day, and we are committed to operating our businesses in a safe, efficient and environmentally responsible manner. Because sustainability matters are integrated into, and not separate from, our business, the full Board considers sustainability issues an integral part of its business oversight. We are pleased to detail our efforts in this critical area by providing key environmental metrics on carbon emissions, energy and water usage, waste handling, and power mix. Please visit: http://www.schnitzersteel.com/sustainability_report.aspx to view our latest Sustainability Report, which presents our key environmental metrics and profiles best practices we employ to ensure the sustainability of our business and the communities in which we operate.

Communication with Directors

Shareholders and other interested parties may communicate with any of the directors, including our lead independent director, by using the following address:

Board of Directors

Schnitzer Steel Industries, Inc.

299 SW Clay Street, Suite 350

Portland, OR 97201

28	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proposal No. 1 – Election of Directors

Director Compensation

The following table sets forth certain information concerning compensation paid to directors other than Ms. Lundgren, our CEO, during the fiscal year ended August 31, 2016 (unless otherwise noted in the footnotes to the table).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
David J. Anderson	70,000	119,990	—	—	189,990
John D. Carter	300,000	—	47,020	—	347,020
William A. Furman(4)	28,654	—	—	—	28,654
Wayland R. Hicks	105,000	119,990	—	—	224,990
David L. Jahnke	80,000	119,990	—	—	199,990
Judith A. Johansen	80,000	119,990	—	—	199,990
William D. Larsson	75,000	119,990	—	—	194,990
Michael W. Sutherlin	70,000	119,990	—	—	189,990

(1)	Includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors, which is described below.

(2)

Represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the directors. Stock awards consist of DSUs valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. On January 27, 2016, the date of the Company’s 2016 annual meeting, each director then in office other than Mr. Carter and Ms. Lundgren was granted DSUs for 9,630 shares. The grant date fair value of this DSU grant to each director was $119,990 (or $12.46 per share) which was equal to the closing market price of the Company’s Class A common stock on the grant date. These DSUs vest on January 24, 2017 (the day before the 2017 Annual Meeting), subject to continued Board service. The DSUs become fully vested on the earlier death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock underlying the DSUs. The Company will issue Class A common stock to a director pursuant to vested DSUs in a lump sum in January of the year following the year the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors.

At August 31, 2016, non-employee directors held unvested DSUs as follows: 9,630 shares for Messrs. Anderson, Hicks, Jahnke, Larsson and Sutherlin and Ms. Johansen.

(3)

Represents changes in the actuarial present value of accumulated benefits under the Company’s Pension Retirement Plan and the Company’s Supplemental Executive Retirement Bonus Plan. At August 31, 2016, the actuarial present value of Mr. Carter’s accumulated benefits under these plans was $450,407. During fiscal 2016, Mr. Carter received distributions of $26,141 under the Supplemental Executive Retirement Bonus Plan and distributions of $7,822 under the Pension Retirement Plan.

(4)	Mr. Furman ceased to be a director of the Company on January 27, 2016.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	29

Proposal No. 1 – Election of Directors

The annual fee for non-employee directors is $70,000 ($105,000 for the Lead Director). We do not pay fees for attendance at Board and committee meetings. The annual cash retainer for the Chairs of the Audit and Compensation Committees is $10,000 and for the Chair of the N&CG Committee is $5,000.

In 2004, directors began participating in the Company’s SIP, and in 2004 and 2005 non-employee directors received stock option grants. Since August 2006, non-employee directors have been awarded DSUs instead of stock options. One DSU gives the director the right to receive one share of Class A common stock at a future date (as described in footnote 2 above). At each annual meeting of shareholders, each non-employee director receives DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A common stock on the grant date.

Pursuant to the Corporate Governance Guidelines, directors are expected to make significant progress annually toward accumulating, within five years of becoming a director, common shares of the Company with a value equal to five times the director’s annual cash retainer.

Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A common stock. The cash account is credited with quarterly interest equal to the average interest rate paid by us under our senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.

Mr. Carter served as the Company’s CEO until December 2008, when he was succeeded in that position by our current CEO, Ms. Lundgren. At that time, Mr. Carter entered into an amended and restated employment agreement with the Company to serve as our Chairman of the Board, which agreement has been further amended. Pursuant to an amendment in November 2012, (a) commencing December 29, 2012, Mr. Carter received an annual fee of $500,000, payable quarterly in arrears, for service as non-employee Chairman and became ineligible for other compensation paid to non-employee directors, (b) receives continuation of health insurance benefits for 60 months following his retirement, and (c) his outstanding stock options were amended to postpone termination by treating continued board service through December 31, 2014 as if it were continued employment. On October 29, 2014, Mr. Carter and the Committee agreed to further amend Mr. Carter’s employment agreement to (1) continue the term of his service as Chairman through December 31, 2017 and (2) reduce his annual fee to $300,000 effective January 1, 2015.

We have entered into indemnity agreements with each director pursuant to which we agree to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director of the Company, as provided in the agreement.

30	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the decisions that the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) have made under those programs, and the factors considered in those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs for fiscal 2016 disclosed in the tables below. The NEOs are listed below.

Name	Title
Tamara L. Lundgren	President and Chief Executive Officer (“CEO”)
Richard D. Peach	Senior Vice President, Chief Financial Officer and Chief of Corporate Operations (“CFO”)
Michael R. Henderson	Senior Vice President and Co-President, Auto and Metals Recycling
Steven G. Heiskell	Senior Vice President and Co-President, Auto and Metals Recycling
Jeffrey Dyck	Senior Vice President and President, Steel Manufacturing Business

Shareholder Outreach

In response to the Say-on-Pay vote at the 2015 annual meeting, we initiated significant shareholder outreach in order to obtain input from our shareholders regarding the Company’s executive compensation program.

During 2015, the Company reached out to investors holding approximately 70% of our outstanding shares, and had discussions, either by phone or in person, with investors holding nearly 50% of outstanding shares. All of these discussions involved both the Chair of the Compensation Committee and the Chairman of the Board of Directors, and the input received was very helpful as the Committee considered potential changes to the executive compensation plans for fiscal 2016. Directly as a result of the valuable feedback received from shareholders and in response to the negative Say-on-Pay vote at the 2015 annual meeting, the Committee made several significant changes to our executive compensation program for fiscal 2016. We were pleased to see that our response to the concerns we heard were well received by shareholders, and support for our Say-on-Pay vote increased by over 50 percentage points to 76% in favor at the

2016 annual meeting. However, we recognize the importance of robust engagement with our investors and are continuing our shareholder outreach. In 2016, we reached out to investors holding approximately 65% of our outstanding shares, and had discussions, either by phone or in person, with investors holding approximately 30% of our outstanding shares. There was a decrease in the number of investors requesting a meeting with us this year which we attribute primarily to satisfaction with the changes made in response to the input received during last year’s shareholder outreach, including the changes made to the fiscal 2016 compensation plans and the improved readability and transparency of the fiscal 2015 proxy statement.

A primary purpose of the outreach is to listen to shareholder views on executive compensation. Although investors expressed a variety of views, we value the insights gained from these discussions and found them to be helpful as we considered compensation policies affecting our executive officers.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	31

Compensation Discussion and Analysis

Summary Feedback from Shareholder Outreach

Concern in 2015:	Need for greater clarity regarding the Company’s compensation plans, specifically:

	•	How the compensation plans fit into the Company’s long-term strategy;

	•	How and why the performance metrics and targets were established; and

	•	How the compensation peer group was selected.

Action Taken:	✓

We revamped the proxy statement for the 2016 annual meeting to provide greater clarity regarding our compensation philosophy, the link between short-term and long-term pay and value creation, and how the compensation plans fit within the Company’s long-term strategy. We also revised our compensation peer group to better reflect companies with similar quantitative and qualitative characteristics.

Concern in 2015:	Connection among compensation, financial performance and shareholder returns was not clear and did not appear to be aligned with the experience of shareholders.

Action Taken:	✓	The Committee restructured the Company’s long-term performance share plan for fiscal 2016 to use metrics which we believe provide better alignment with the experience of shareholders:

• Relative Total Shareholder Return (“TSR”) compared to a peer group of companies with similar financial and operational characteristics; and

• Cash Flow Return on Investment (“CFROI”) compared to specific targets over the performance period.

Concern in 2015:	Two-year performance period for the recent performance share awards was viewed as short for a long-term incentive program.

Action Taken:	✓	The Committee increased the performance period for performance share awards to three years for fiscal 2016 and for fiscal 2017 awards.

Concern in 2015:

The link between payouts in the short-term incentive plan resulting from achievement of specific management objectives and overall compensation was not explained sufficiently to enable an understanding of the connection with longer-term shareholder returns.

Action Taken:	✓

The Committee believes the management objectives related to productivity improvement and cost reduction initiatives are expected to provide significant long-term benefits as markets improve and has revised the proxy descriptions to provide a better understanding of the link between these objectives and long-term value creation.

	✓	The Committee capped non-income statement metrics in the fiscal 2017 annual incentive plan at 0.5x if adjusted earnings are negative.

How Executive Pay is Linked to Company Performance

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with an acceptable risk profile. The foundation of our compensation philosophy is to:

•	Promote creation of long-term shareholder value;

•	Recruit and retain qualified, high performing executive officers;

•	Motivate high levels of performance; and

•	Be competitive in the market for talent.

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives where performance is above target over the long term, we believe the program will reward above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

32	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

Initiatives: Delivering Operational and Economic Benefits to Increase Long-Term Shareholder Value
Initiative	Fiscal 2016 Results
Cost savings and productivity initiatives	Delivered $78 million in annual cost savings and productivity improvements announced since fiscal 2015
AMR integration	Generated further synergies from operational integration and shared services
Capital management	Continued to maintain strong working capital by returning capital to shareholders, prudent capital expenditures and reducing net debt
Logistics capabilities	Further developed transportation and logistics efficiencies across domestic and international markets
Process improvements	Implemented process improvements to benefit financial performance
Commercial synergies	Integrated sales and raw materials purchasing functions

Summary of our Executive Compensation Program

Set forth below is a summary of our executive compensation practices.

•	We seek and carefully consider shareholder feedback regarding our compensation practices

•	We link our executive compensation to our performance

–	85% of the target compensation for the CEO and 72% of the target compensation for the NEOs other than the CEO are “at-risk”.

–

We select metrics in our short-term incentive plans that are expected to drive long-term shareholder value, and metrics in our long-term incentive plan that are intended to reflect creation of shareholder value.

–

For the CEO, the fiscal 2016 Annual Performance Bonus Program (“APBP”) metrics were linked to earnings per share (“EPS”), safety performance, cost savings, operating cash flow, and strategic objectives.

–	For NEOs other than the CEO, the fiscal 2016 Annual Incentive Compensation Plan (“AICP”) metrics were linked to EPS, safety performance, cost savings, and operating cash flow.

–

50% of the annual equity awards are performance share awards that vest following the end of the performance period based on Company performance during the period. For performance share awards granted in fiscal 2016, the performance period has been increased from two years to three years, and the metrics have been revised to be based 50% on relative TSR and 50% on CFROI.

–

50% of the annual equity awards are time-vested RSUs which generally vest ratably over a five-year time period, are intended to incentivize executives to create shareholder value through stock price appreciation, and provide a retention incentive.

–

Responding to significantly weakened market conditions in the first half of fiscal 2016, the Committee established a one-year Performance Improvement Bonus Plan (“PIBP”) with a performance period commencing in the second half of 2016 and continuing through the first half of fiscal 2017. Designed to incentivize the execution of $30 million in critical new cost savings and productivity initiatives identified and announced in the second quarter (after the fiscal 2016 compensation plans had been approved), the PIBP is tied to meeting specific operating income targets. The PIBP includes a “gateway” mechanism with no credit for any net loss quarter and a retention component with no payout for the CEO and other NEOs until after the end of such 12-month period.

–

Metrics and targets for incentive plans are based on the Company’s strategic and business plans and annual budgets that are reviewed by the full Board and are analyzed and tested for reasonableness before Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

•	Peer group appropriateness

–

For fiscal 2016, the process for selecting the Company’s compensation peer group was changed to identify a mix of companies which the Committee believes provides a more comparable aggregate benchmark. Quantitative and qualitative criteria were applied to better reflect current market capitalization and revenue parameters and to expand the qualitative assessment of potential compensation peers to focus on position in the value chain and exposure to international markets.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	33

Compensation Discussion and Analysis

–	Our benchmarking compensation peer group includes 14 companies that the Committee believes reflect appropriate industry, size, geographic scope, and market dynamics.

•	No re-pricing of stock options; 52,000 out-of-the-money stock options held by the Chairman, CEO and other NEOs expired in fiscal 2016

•	Stock ownership and retention requirements

–	We have adopted stock ownership guidelines to promote long-term alignment of the interests of our shareholders and our officers, as discussed on page 52.

–	Once officers achieve compliance, they must also retain at least 50% of shares that vest thereafter for at least three years.

•	Double-trigger for cash severance payments and benefits in change-in-control agreements

–

Our change-in-control agreements are double trigger, i.e., a change in control plus termination of the executive’s employment by the successor company without cause or by the executive for good reason is required to trigger cash severance payments and benefits.

–	Since 2008, the Committee has not included excise tax gross-ups in any new or modified change-in-control agreements.

•	Risk mitigation measures

–	We use a mix of annual and long-term incentive awards and overlapping performance periods to drive current performance in light of long-term objectives.

–	The complementary and diverse performance metrics across our plans are designed to drive balanced decision-making, consistent with our model of shareholder value creation.

–	Incentive funding has been modified to cap or limit payments when earnings results fall below threshold levels.

•	Minimal perquisites

–	Perquisites totaled less than $20,000 in fiscal 2016 for the CEO and each other NEO.

•	Independent compensation consultant

–	The Committee directly retains Pearl Meyer as its compensation consultant. Pearl Meyer does not provide any other services to the Company.

Fiscal 2016 Business Performance

In fiscal 2016, our markets continued to be impacted by the slowdown of economic activity globally. Lower global macroeconomic activity, combined with global steel overproduction, the impact of lower iron ore prices and a strong U.S. dollar, resulted in soft market conditions. In fiscal 2016, our annual average net selling prices for ferrous and nonferrous scrap metal decreased by 28% and 21%, respectively, while sales volumes decreased by 11% and 13%, respectively, compared to the prior year. Demand for our finished steel products was also weaker than in the prior year, resulting in lower average net selling prices and volumes of 18% and 10%, respectively, primarily due to increased competition from lower-priced steel imports.

While markets for recycled metals continued to experience significant challenges, we remained focused on continuously improving our operations, implementing our strategic priorities, maximizing financial performance, and generating positive cash flow. As a result, in fiscal 2016 our AMR business improved its operating performance year-over-year and we invested in process improvements aimed at lowering overall costs and enhancing product quality in our SMB. We also continued our trend of positive operating cash flow, ending the year with debt at its lowest level since 2011 while continuing to return capital to our shareholders through our quarterly dividend and share repurchases.

34	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

As shown in the charts below, we delivered significant improvements in our business performance in fiscal 2016.

*	See pages 47-49 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 25, 2016 for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

In addition to the significant improvements in operating performance and in earnings per share as shown in the charts above, the following is a summary of our fiscal 2016 accomplishments. Additional detail can be found in our Annual Report on Form 10-K.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	35

Compensation Discussion and Analysis

Fiscal 2016 Accomplishments
Delivered targeted savings & productivity improvements
• Generated $78 million of operating income benefits from cost reduction and productivity initiatives announced in fiscal 2015 and 2016
Successfully navigated challenging market conditions
• Improved performance due to successful execution of cost reductions, productivity initiatives and AMR integration despite lower selling prices and volumes year-over-year
• Reduced consolidated selling, general and administrative expenses (“SG&A”) by 13%
• Integrated sales and raw material purchasing functions
• Further leveraged use of shared services
• Improved logistics capability to expand our customer base
• Increased automation of procurement processes
Generated $99 million of operating cash flow
• Reduced debt by 16% to its lowest level since 2011
• Returned $24 million to shareholders through dividend payments and share repurchases

Our executive compensation program is designed to pay for performance, therefore actual compensation in fiscal 2016 was lower than target levels, which reflected alignment with the Company’s financial performance during the period as represented by the following:

•

Due to the market conditions during the first half of fiscal 2016 and the impact of such conditions on the Company’s financial performance during the first half of fiscal 2016, the Committee exercised negative discretion to exclude earnings by the CEO and other NEOs during such six-month period (September 1, 2015 through February 29, 2016) from the calculation of payouts under the 2016 AICP and APBP annual incentive plans. As a result, the payout determination under the fiscal 2016 AICP and APBP was calculated only using the CEO’s and other NEOs’ earnings actually earned for services performed during the second half of fiscal 2016 (March 1, 2016 through August 31, 2016)

•	For fiscal 2016, the APBP paid out at the equivalent of 0.56x of target for the CEO and the AICP paid out for the other NEOs at different levels ranging from an equivalent 0.43x to 0.55x of target

•

The one-year Performance Improvement Bonus Plan (“PIBP”), which was established in response to significantly weakened market conditions in the first half of fiscal 2016, is tied to achieving $30 million in new cost savings and productivity initiatives and meeting specific operating income targets. The PIBP includes a “gateway” mechanism with no credit for any net loss quarter and a retention component with no payout for the CEO and other NEOs until after the end of such 12-month period

•	The performance shares that vested for the fiscal 2015-2016 performance period paid out at 0.68x of target for the CEO and other NEOs

•	Realizable pay on average over the past three years as compared to total compensation reported in the summary compensation table, as described below, was 62% for the CEO and 69% for the other NEOs

•	No increase in base salary for the CEO since 2011

The Executive Compensation Process

Role of the Compensation Committee. The Committee is responsible for:

•	Developing and making recommendations to the Board with respect to our compensation policies and programs;

•	Determining the levels of all compensation to be paid to the CEO and other NEOs (including annual base salary and incentive compensation, equity incentives, and benefit plans); and

•	Administering and granting stock options, performance shares, RSUs, and other awards under our 1993 Amended and Restated Stock Incentive Plan (“SIP”).

The Committee cannot delegate this authority. The Committee regularly reports its activities to the Board.

The Committee is comprised of four directors, each of whom has been determined by the Board to be independent under our Corporate Governance Guidelines, applicable SEC and NASDAQ rules, and IRS regulations. Currently, the members of the Committee are Judith A. Johansen, Chair, David J. Anderson, David L. Jahnke, and Michael W. Sutherlin.

36	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

The Committee operates pursuant to a written charter (available on the Company’s website at http://www.schnitzersteel.com/documents/compensation-committee-charter-jul-2016.pdf) which is reviewed by the Committee on an annual basis and approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require, including in executive session with the Committee’s independent compensation consultant. In fiscal 2016, the Committee held ten meetings. Many of those meetings were focused on making changes to the executive compensation program for fiscal 2016 in response to the feedback received from shareholders through the investor outreach following the Say-on-Pay vote at the 2015 annual meeting. As part of that process, the Committee frequently requested additional information and follow-up from both management and the Committee’s independent compensation consultant.

Use of Compensation Consultants. The Committee has authority to retain compensation consultants to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained Pearl Meyer as its compensation consultant for fiscal 2016. In fiscal 2016, Pearl Meyer performed, among others, the following services for the Committee:

•	Attended Committee meetings by telephone as requested by the Committee and participated in executive sessions without management present;

•

Provided input and participated in discussions related to CEO annual and long-term incentive plan goal design and metrics and other NEO annual and long-term incentive plan design and metrics for fiscal 2016; and

•

Provided input and participated in discussions with respect to changes to annual and long-term incentive plan designs and metrics, including the new TSR metric, and to our peer group for fiscal 2016 in response to shareholder concerns raised during the shareholder outreach.

The Committee’s independent compensation consultant provides information and data to the Committee from its surveys, proprietary databases and other sources, which the

Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee reviews such information and data provided to it by its independent compensation consultant and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.

Pearl Meyer and its affiliates did not perform any additional services for the Company or any of its affiliates in fiscal 2016.

Separately, the Company retained Willis Towers Watson to provide management with performance data for the relative TSR calculation under the Company’s Long-Term Incentive Plan (“LTIP”).

CEO’s Role in the Compensation-Setting Process. The CEO, with input from Pearl Meyer, makes recommendations to the Committee regarding compensation for the other NEOs. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the other NEOs. The Committee utilizes the information provided by the CEO along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the Committee recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.

Annual Evaluation. The Committee annually evaluates the performance of the NEOs with the input from the CEO and, in executive session, evaluates the performance of the CEO and determines the annual incentive bonuses for all of the NEOs for the prior fiscal year. The Committee also approves the NEOs’ performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves LTIP grants.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	37

Compensation Discussion and Analysis

Performance Objectives. The Committee approved performance objectives for fiscal 2016 based, in part, on an active dialogue with the CEO regarding strategic objectives and performance targets. Metrics are tied to our strategic and business plans and to annual budgets reviewed by the full Board. Short-term management objectives, such as cost savings and productivity improvements, are designed to achieve specific goals that are expected to drive long-term shareholder value. Metrics and targets are analyzed and tested for reasonableness prior to Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness and rigor of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. As part of this evaluation, the Committee compares prior-year metrics and results and also considers market and business conditions when the targets are established. The Committee believes that consideration of these factors are needed to ensure that targets are aligned with the desired degree of difficulty. The following flowchart provides an overview of the Committee’s process in setting performance goals.

Competitive Market Overview. While the Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that our compensation practices must be competitive in the marketplace, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, specific duties and responsibilities, and performance, in making its compensation determinations.

There are few, if any, direct public market peers of an equivalent size. Accordingly, determining market comparisons requires a review of companies in auto and metals recycling and in steel manufacturing, as well as companies in the closely-related mining and raw materials businesses, and in broader industrial and financial markets from which we attract executive talent. In addition, as we interface with customers around the world, we seek specialized and top caliber executive officers from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from both the Company’s and the Committee’s compensation consultants, are utilized. Total compensation is periodically compared to the competitive market in setting compensation for executive officers.

38	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

Based on the feedback we received from our shareholder outreach following the 2015 annual meeting, the Committee elected to adjust its peer group for fiscal 2016 to reflect current market capitalization and revenue parameters and to expand the qualitative assessment of potential compensation peers to focus on position in the value chain and exposure to international markets. For example, a company that manufactures or whose products are used to make high-value end-products would be less comparable to our business which buys, processes, and sells raw materials and produces intermediate-level products. As a result of our analysis, the Committee made significant changes to our compensation peer group for fiscal 2016 to include a broader array of companies from similar industries, including steel manufacturing, metals recycling, coal and consumable fuels, diversified metals and mining, and aluminum, while still maintaining similar size market cap and revenue demographics. We believe the peer group utilized for fiscal 2016 provides a more useful comparison for compensation purposes.

The Committee has established a separate performance peer group for purposes of the TSR metric in our fiscal 2016 three-year performance share awards. In developing the performance peer group, we used a quantitative and qualitative approach similar to that used for selecting the compensation peer group while adding companies viewed as traditional peers, who for reasons of size may not be appropriate for purposes of comparing compensation. The following table shows the companies in the compensation and performance peer groups used in fiscal 2016:

	Market Capitalization (in $ millions)(1)	Annual Revenue (in $ millions)	Fiscal 2016 Compensation Peer Group	Fiscal 2016 Performance Peer Group
A.K. Steel Holding Corp.	1,062	6,264	X	X
Allegheny Technologies Inc.	1,858	3,140	X	X
Arch Coal Inc.(2)	N/A	N/A	X
Century Aluminum Co.	547	1,484	X	X
Cliffs Natural Resources Inc.	1,301	1,871	X	X
Cloud Peak Energy Inc.	253	918	X
Coeur Mining, Inc.	2,069	657	X	X
Commercial Metals Co.	1,779	4,813	X	X
Gerdau S.A.	10,406	11,681		X
Ferroglobe PLC	1,418	1,317	X	X
Harsco Corporation	798	1,539	X	X
Hecla Mining Co.	2,166	523	X	X
Minerals Technologies Inc.	2,458	1,718	X	X
Nucor Corporation	15,443	15,644		X
Peabody Energy Corporation(2)	N/A	N/A	X
Sims Metal Management Ltd.	1,970	3,431	X	X
Steel Dynamics Inc.	6,001	7,307		X
SunCoke Energy Inc.	418	1,294	X	X
United States Steel Corporation	3,220	10,327		X
Westmoreland Coal Co.	142	1,402	X

(1)	Market capitalization data is as of August 31, 2016 and annual revenue data is as of last 12 months ended August 31, 2016.

(2)	As a result of bankruptcy filings, these companies were removed from the compensation peer group for fiscal 2017. Neither company was included in the performance peer group for fiscal 2016.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	39

Compensation Discussion and Analysis

Elements of Compensation

Our executive compensation program consists of the items described below.

	Program(1)	Purpose	Relevant Performance Metrics
Annual	Base Salary CEO: 15% Other NEOs: 28%	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Performance Bonus Program (APBP) for CEO: 33%	To incentivize CEO achievement of operating, financial, and management goals	EPS (50%) Safety Performance(2) (10%) Cost Savings (10%) Operating Cash Flow (10%) Strategic Objectives (20%) Performance Improvements(3)
	Annual Incentive Compensation Plan (AICP) for other NEOs: 30%	To incentivize achievement of annual operating, financial, and management goals	EPS (55%) Safety Performance(2) (15%) Cost Savings (15%) Operating Cash Flow (15%) Performance Improvements(3)
Long Term	Restricted Stock Units CEO: 26% Other NEOs: 21%	To focus NEOs on long-term shareholder value creation and promote retention	Absolute share price appreciation
	Performance Share Awards CEO: 26% Other NEOs: 21%	To focus NEOs on achievement of financial goals and long-term shareholder value creation	Relative Total Shareholder Return (TSR) (50%) Cash Flow Return on Investment (CFROI) (50%)

(1)	Represents a percentage of total compensation.

(2)	Lost Time Incident Rate (“LTIR”); Total Case Incident Rate (“TCIR”); and Days Away, Restricted or Transferred Rate (“DART”)

(3)	Separate one-year PIBP for the 12-month period ending February 28, 2017 described below under “Components of Compensation-Performance Improvement Bonus Plan”.

In response to the input received through the Company’s shareholder outreach efforts, the Committee restructured the performance share portion of its long-term incentive plan. For performance shares awarded in fiscal 2016, the performance period was increased from two years to three years and the following metrics are utilized:

•	Relative TSR against a peer group of companies with similar financial and operational characteristics (50% weighting); and

•	CFROI against specific targets over the three-year performance period (50% weighting).

Working with its independent compensation consultant, the Committee determined that TSR provides better alignment with the experience of shareholders and that CFROI is well-aligned with shareholder value creation since it measures the generation and efficient use of capital.

The Committee believes that our compensation programs provide an appropriate balance between:

•	fixed and at-risk pay; and

•	short-term and long-term incentives.

While the Committee focuses on the total compensation opportunity for the NEO and not on a specific percentage of total compensation for any particular element, a substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of the NEO and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.

40	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

The relationship between fixed and variable pay in our compensation program is illustrated by the following charts, which show (i) the relative portions of base salary, target annual incentive, and target value of equity awards that, in aggregate, comprised the fiscal 2016 target total direct compensation of our CEO and of our other NEOs, and (ii) the relative portions of base salary, actual annual incentive, and actual grant date value of the equity awards that, in aggregate, comprised the fiscal 2016 actual total direct compensation of our CEO and our other NEOs.

Chief Executive Officer – Total Direct Compensation – Fiscal 2016

Named Executive Officers other than CEO – Total Direct Compensation – Fiscal 2016

Realizable Compensation

The table below supplements the “Summary Compensation Table” (“SCT”) (which follows this Compensation Discussion and Analysis) and shows the compensation actually realizable in fiscal 2016 for the CEO. The primary difference between this supplemental table and the “Summary Compensation Table” is the method used to value performance shares and RSU awards. The SEC rules require that the grant date fair value of all performance shares and RSU awards be reported in the SCT for the year in which they were granted. As a result, a significant portion of the total compensation reported in the SCT is in the form of grant date fair value of performance shares and RSU awards, which are designed to align our management incentives with long-term shareholder value. While the amounts shown in the SCT reflect the grant date fair value of equity awards granted to an NEO in the year of the grant, those awards have not vested and the amounts shown in the SCT do not reflect the impact of performance-based metrics or stock price performance on realizable pay, which may be considerably more or less based on (i) the number of performance shares and RSUs that vest during the performance period, (ii) the actual number of performance shares which are earned based on actual performance achieved, and (iii) the impact of actual stock price performance on the value of performance shares and RSUs that vest. In contrast, the supplemental table below includes only performance shares that were earned based on actual performance achieved for performance periods completed in fiscal 2016 and RSUs that vested during fiscal 2016. In addition, equity-based compensation included in the table below is valued based on the Company’s share price on August 31, 2016 ($18.78).

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	41

Compensation Discussion and Analysis

Compensation Component	Period Earned		Realizable Amount	Performance Results
Base Salary	FY16		$1,000,000	The CEO’s base salary was unchanged in fiscal 2016 and has not been increased since fiscal 2011.
Annual Incentive	FY16		1,519,570

Represents the sum of (i) a payout of $832,500 under the APBP equal to 56% of APBP target, reflecting both the Company’s fiscal 2016 financial performance and the level of achievement of the management objectives component of the CEO’s bonus program, and the exercise of negative discretion by the Committee to exclude eligible earnings for the first half of fiscal 2016 (September 1, 2015 through February 28, 2016), and (ii) an earned amount of $687,070 under the PIBP, reflecting Company performance metrics for the second half of fiscal 2016 that is subject to a service condition and is not payable until after the end of the first half of fiscal 2017.

Performance-Based Stock Vested	FY15 FY16	-	972,072

Represents value of shares earned based on actual performance achieved for performance share awards granted in fiscal 2015, with performance period ending August 31, 2016 valued based on the share price at August 31, 2016 of $18.78.

Time-Based Restricted Stock Units Vested	FY16		897,459

Represents the vesting of 20% of each of the time-based RSU awards granted in fiscal 2011, 2012, 2013, 2014 and 2015. The Company uses restricted stock units to retain top talent and further align the interests of management with those of shareholders. The grants generally vest 20% per year over five years. Shares valued based on share price at August 31, 2016 of $18.78

Total			$4,389,101

The following charts further illustrate the difference between the SCT compensation and realizable pay of our CEO and our other NEOs, as of August 31, 2016, based on an average of the past three years.

Measurement Definitions
SCT	Compensation Amount as reflected in the “Total” column of the SCT.
Realizable Pay

Sum of (i) annual base salary; (ii) annual cash incentive earned during the period; (iii) performance-based equity awards earned during the performance period; and (iv) time-based equity awards vested during the period. All equity awards are valued based on the Company’s share price at August 31, 2016 ($18.78).

42	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

Components of Compensation

Base Salary. Base salaries paid to NEOs are intended to attract and retain highly talented individuals. The Committee reviews the base salaries of our NEOs on an annual basis. Base salaries for NEOs are set on the basis of their individual performance and relevant business skills, scope of duties, and sustained contributions to our success, as well as competitive information as to similar positions in other relevant companies, taking into consideration relative company size and geographic location.

The CEO’s base salary has not been increased since May 1, 2011. For fiscal 2016, the base salaries for the other NEOs were unchanged from the prior year, except for an increase in Mr. Heiskell’s salary from $400,000 to $450,000 effective November 2015 in order to recognize his leadership and development as co-President of AMR.

Annual Incentive Programs. The Committee approves annual performance-based compensation under the CEO’s employment agreement and, for the other NEOs, under the AICP, as described below. A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary paid during the fiscal year, is established for each NEO. The CEO’s fiscal 2016 target bonus percentage was established in the June 2011 amendment to her employment agreement (see “Employment Agreements”). For other NEOs, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a pro-rated basis to bonuses payable for the current fiscal year.

Annual Performance Bonus Program for the CEO. The employment agreement between the Company and the CEO provides for an annual bonus program consisting of two parts: a bonus based on achievement of Company financial performance goals and a bonus based on achievement of management objectives, each of which comprise 50% of the total bonus. The total target bonus opportunity under both components for each fiscal year is stated in her employment agreement to be 150% of her base salary as of the fiscal year-end, with half of the total target bonus allocated to each part. The CEO’s employment agreement also provides that the maximum bonus payment is 3x target. The CEO’s target bonus and maximum bonus, as well as the CEO’s base salary on which these bonuses are calculated, have remained unchanged since May 2011.

For the first part of the CEO’s annual bonus program which is based on Company financial performance, the Committee in fiscal 2015 utilized Adjusted EPS and Adjusted Return on Capital Employed (“ROCE”) as the metrics. As part of the Company’s investor outreach during fiscal 2015, investors expressed a preference for income statement metrics versus balance sheet metrics such as ROCE in short-term incentive programs. In light of this input, the Committee determined to focus on Adjusted EPS as the metric for the financial performance component of the CEO’s fiscal 2016 annual bonus program.

The second part of the CEO’s annual bonus program is based on the achievement of management objectives established by the Committee. As part of its annual process, the Committee selects key objectives, the successful completion of which it believes will tie most closely to the achievement of the Company’s strategic objectives and be linked to the creation of long-term shareholder value. While the Committee believes that maintaining consistency in the objectives established from year-to-year is important, it makes changes as warranted by the Company’s strategic priorities and the overall market environment. In fiscal 2015, the management objectives established by the Committee were related to improvements in our workplace safety, productivity improvements, and volume improvements.

The Committee established four management objectives for fiscal 2016:

•	Improvement in our workplace safety as measured by OSHA safety metrics, reflecting our ongoing, multi-year focus in this area.

•

Improvement in productivity and operating costs in connection with our strategy to increase productivity, reduce costs, and drive synergies among the Company’s divisions as measured by the reported benefits achieved in fiscal 2016 from our publicly announced productivity improvement and restructuring initiatives.

•	Achieving operating cash flow targets as a reflection of working capital management and operating margins.

•

Executing certain strategic objectives, including optimizing the Company’s operating platform, efficient use of capital, enhancing organizational structure and management development, market share expansion, and increasing operating margins. The Committee determined that these represent important strategic objectives for our business platform, and the focus on these metrics in the CEO’s fiscal 2016 annual bonus program reflects the vital role the CEO’s leadership plays in ensuring execution of the Company’s strategic plan. Measurement of the achievement of these strategic objectives by the Committee is based on the annual performance evaluation of the CEO and on quantitative factors including with respect to the metrics relating to market share, operating margin, and capital.

The Committee chose these management objectives since they considered achievement of such goals as critical to both the immediate and long-term profitability of the Company. In particular, they assigned a weighting of 60% of the

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	43

Compensation Discussion and Analysis

management objectives component of the CEO’s annual bonus performance program (overall weighting of 30%) to cost savings and strategic objectives because they viewed achievement of these initiatives as not only benefiting fiscal 2016 earnings and cash flow but also as being critical to future performance and shareholder value.

In setting the specific targets for the financial performance and management objectives for fiscal 2016, prior-year results were a critical consideration taking into account the market and business conditions when the targets were established. For fiscal 2016:

•	Target for Adjusted EPS at $1.00 was set at more than 125% fiscal 2015 target and significantly above the fiscal 2015 result of $(0.05)

•

For the safety metrics, the target level for each metric was generally set at a 10% year-over-year improvement if the division had met its target level with respect to that metric in the prior year. If the target level was not reached in the prior year, then the target for fiscal 2016 was set at a 15% year-over-year improvement. If a division had significantly exceeded its target level in the prior year, then the fiscal 2016 target for that metric was set at a 5% year-over-year improvement

•	In fiscal 2015, the Company announced an annual cost savings initiative of $60 million to be achieved over a two-year period. We delivered $28 million of that total in fiscal 2015. The cost savings metric target for fiscal 2016 was set at slightly above the remaining amount of the $60 million annual cost savings initiative.

•

The target for adjusted operating cash flow for fiscal 2016 was based on achieving specific goals for operating margins, working capital improvement, and debt reduction and was set at a level that reflected market conditions, taking into account the working capital impact on operating cash flow achieved in the previous three fiscal years.

In February 2016, as a result of the market conditions during the first half of fiscal 2016 (including a drop in scrap prices to multi-year lows) and the impact of such conditions on the Company’s financial performance during the first half of fiscal 2016, the Committee utilized its negative discretion to exclude earnings by the CEO in the APBP during the first half of fiscal 2016 from the calculation of target bonuses.

•	For fiscal 2016, the CEO’s achievement under the APBP was calculated at 1.11x.

•	Pursuant to the negative discretion, this multiple was applied only to the CEO’s second half fiscal 2016 eligible earnings.

•	As a result, the overall APBP payout for the CEO for fiscal 2016 was equivalent to 0.56x.

The following table shows the fiscal 2016 APBP goals and the results of each goal:

Fiscal 2016 APBP Results

	Financial Performance Goal and Management Objectives
Metric	0.0x	0.25x	1.00x	2.00x	3.00x	Results	Payout Multiple	Weighting	Total
Adjusted EPS(1)	$—	$0.13	$1.00	$1.40	$1.75	$0.53	0.59	50%
Safety:
AMR
TCIR(2)	—%	2.5%	10.0%	25.0%	30.0%	(13.2)%
DART(2)	—%	2.5%	10.0%	25.0%	30.0%	2.8%
LTIR(2)	—%	2.5%	5.0%	15.0%	18.0%	5.8%
AMR Average Multiple							0.45
SMB
TCIR(2)	—%	3.75%	15.0%	25.0%	30.0%	50.8%
DART(2)	—%	3.75%	15.0%	50.0%	60.0%	56.0%
LTIR(2)	—%	3.75%	15.0%	60.0%	72.0%	53.2%
SMB Average Multiple							2.48

Weighted Average Safety multiple(3)							0.86	10%
Cost Savings (in millions)	$—	$28.0	$33.0	$48.0	$60.0	$49.9	2.16	10%
Adjusted Operating Cash Flow(4)	$—	$35.0	$94.0	$161.0	$188.0	$101.6	1.11	10%
Strategic Objectives(5)							2.00	20%

Weighted average payout multiple									1.11

44	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

(1)

Adjusted EPS for fiscal 2016 was defined as the Company’s reported diluted earnings per share for fiscal 2016 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of the following items: charges in fiscal 2016 for the impairment of goodwill or other assets (“Impairments”); changes in environmental liabilities recorded in fiscal 2016 in connection with the Portland Harbor Superfund Site or certain other sites (the “Sites”) for investigation and remediation costs and natural resource damage claims (“Environmental Accruals”); the fines, penalties, fees, costs and expenses incurred in fiscal 2016 in connection with the Sites (net of any insurance or other reimbursements and excluding Environmental Accruals) (“Environmental Expenses”); restructuring charges and other exit-related expenses taken by the Company in fiscal 2016 (“Restructuring Charges”); any impacts on net income, including financing charges, in fiscal 2016 as a result of any business acquisitions or business combinations completed or reviewed (including incremental costs incurred solely as a result of the transaction, whether or not consummated) in fiscal 2016 (“Acquisition Items”); any charges to reduce the recorded value of any inventory to net realizable value (“NRV Charges”); and the discrete income tax impact of the foregoing adjustments as certified by the Audit Committee based on recommendation of the Company’s CFO (“Tax Impacts”).

(2)

The performance goal for the Safety management objective reflects relative improvements in the Total Case Incident Rate (“TCIR”), Lost Time Incident Rate (“LTIR”) and Days Away, Restricted or Transferred Rate (“DART”) safety metrics from their respective fiscal 2015 levels.

(3)	Weighted average safety multiple weighted 80% AMR, and 20% SMB.

(4)

Adjusted operating cash flow for fiscal 2016 was defined as the Company’s net cash provided by operating activities for fiscal 2016 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of the following items: Environmental Expenses; Restructuring Charges; Acquisition Items; and Tax Impacts.

(5)	See “Fiscal 2016 APBP Results” below for a discussion of the strategic objectives metric.

Fiscal 2016 APBP Results

•	Strong performance on the management objectives driven in large part by the significant over-performance in the strategic objectives and cost savings plan metrics.

•

The achievement of the strategic objectives metric reflected the deliberate and significant strategy which the CEO led to lower the Company’s operating costs and increase productivity. Specifically, additional cost savings and productivity improvement initiatives, including a 13% reduction in SG&A, savings from procurement activities, streamlining of administrative and supporting services functions, and adjustments to our operating capacity through additional facility closures, were identified and initiated in fiscal 2016 as an expansion of the fiscal 2015 restructuring initiatives. Together, these fiscal 2015 and 2016 initiatives target an improvement in annual pre-tax operating results of $95 million, of which we achieved approximately $78 million of benefits in our fiscal 2016 results, with the full annual benefits expected to be substantially achieved in fiscal 2017. Fiscal 2016 was the first full year of our newly created AMR division which was formed when we merged our legacy APB and MRB divisions. Indicators of a successful integration to-date are evidenced by the successful cost-savings and productivity initiatives noted above, as well as a successful reorganization of the newly merged division, including new regional structures, and the establishment of key management and leadership positions. We reduced our debt by 16% versus the prior year, a 50% reduction since 2011. In April 2016 we completed the renewal of our bank revolving credit facility for a total commitment of $350 million. These strategies are critical to future performance and long-term shareholder value.

•	The overall multiple for performance during fiscal 2016 under the APBP was 1.11x.

•	Total cash annual incentive payment to CEO for fiscal 2016 under the APBP was $832,500, which reflects the exercise of negative discretion in February 2016 by the Committee to exclude the CEO’s earnings during the first half of fiscal 2016 from the calculation of the APBP payout as discussed above, and is equivalent to a payout factor of 0.56x. This amount is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

AICP for Other NEOs. Our NEOs, other than the CEO, participate in the AICP.

•	Recognizes overall Company performance, divisional safety performance relevant to the applicable NEO, and contribution to the achievement of performance improvement initiatives.

•	Target bonuses based on a percentage of actual base salary paid during the fiscal year are established for the applicable NEO under the AICP.

–

Target bonus percentages remained unchanged for fiscal 2016 for Messrs. Peach, Henderson, and Dyck at 80%, 75%, and 50%, respectively, and increased for Mr. Heiskell from 50% to 65% in order to recognize his leadership and development as co-President of AMR.

–	Differences in target bonus percentages among the NEOs reflect their varying levels of responsibility, expertise, experiences, development within roles, and positions within the industry.

For fiscal 2016, the Committee established a series of performance targets based on the Company’s operating cash flow, cost savings, safety and Adjusted EPS, which utilized the same adjustments as in the CEO’s fiscal 2016 bonus program. Consistent with changes made to the CEO’s 2016 annual bonus program metrics and to more closely align the APBP and AICP, the Committee determined to remove ROCE and focus on Adjusted EPS as the financial performance measure in the fiscal 2016 AICP. In addition, consistent with the metrics used in the fiscal 2016 APBP, the Committee

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	45

Compensation Discussion and Analysis

determined to use adjusted operating cash flow, cost savings, and workplace safety as the other operating metrics for the fiscal 2016 AICP to complement the financial AICP metric.

In setting the specific targets for the fiscal 2016 AICP performance goals, prior-year results were a critical consideration taking into account the market and business conditions when the targets were established. For additional discussion on the target levels set for each of the fiscal 2016 AICP performance goals, see the discussion of that goal under the fiscal 2016 APBP on page 44.

•

As noted above with respect to the Committee’s exercise of negative discretion under the APBP, the Committee likewise utilized its negative discretion in February 2016 to exclude earnings by the other NEOs in the AICP during the first half of fiscal 2016 from the calculation of target bonuses as a result of the market conditions during the first half of fiscal 2016 and the impact of such conditions on the Company’s financial performance during the first half of fiscal 2016.

•	For fiscal 2016, the NEOs’ achievement under the AICP was calculated at different levels ranging between 0.86x and 1.09x.

•	Pursuant to the negative discretion, this multiple was applied only to the NEOs’ second half fiscal 2016 eligible earnings.

•	As a result, the overall AICP payout for the other NEOs for fiscal 2016 ranged from an equivalent of 0.43x to 0.55x.

The following table shows the fiscal 2016 AICP performance goals and the results of each goal:

Fiscal 2016 AICP Performance Goals

	Performance goals
Metric	0.25x	1.00x	2.00x	Results	Goal Weighting	Payout Multiple
Adjusted EPS	$0.13	$1.00	$ 1.40	$ 0.53	55%	0.59
Adjusted operating cash flow (in millions)	$35.0	$94.0	$161.0	$101.6	15%	1.11
Cost Savings (in millions)	$28.0	$33.0	$ 48.0	$ 49.9	15%	2.00
Safety
AMR
TCIR(1)	2.5%	10%	25%	(13.2)%
DART(1)	2.5%	10%	25%	2.8%
LTIR(1)	2.5%	5%	15%	5.8%
AMR Average Multiple					15%	0.45
SMB
TCIR(1)	3.75%	15%	25%	50.8%
DART(1)	3.75%	15%	50%	56.0%
LTIR(1)	3.75%	15%	60%	53.2%
SMB Average Multiple					15%	1.95
Weighted Average Safety multiple (Corporate)(2)					15%	0.75
Payout multiple:
AMR						0.86
SMB						1.09
Corporate						0.91

(1)

The performance goal for the Safety management objective reflects relative improvements in the Total Case Incident Rate (“TCIR”), Lost Time Incident Rate (“LTIR”) and Days Away, Restricted or Transferred Rate (“DART”) safety metrics from their respective fiscal 2015 levels.

(2)	Weighted average safety multiple weighted 80% AMR, and 20% SMB.

46	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

The following table summarizes the overall AICP results and payouts:

Named Executive Officer	Overall Multiple	Payout(1)
Richard D. Peach	0.91	$224,952
Michael R. Henderson	0.86	$169,313
Steven G. Heiskell	0.86	$125,774
Jeffrey Dyck	1.09	$117,993

(1)

Reflects the exercise of negative discretion by the Committee to exclude the NEOs’ earnings during the first half of fiscal 2016 from the calculation of the AICP payout as discussed above and is equivalent to a payout factor of 0.46x for Mr. Peach, 0.43x for Messrs. Henderson and Heiskell and 0.55x for Mr. Dyck.

Performance Improvement Bonus Plan. Similar to the Productivity Improvement Bonus Pools implemented in the prior two fiscal years, in fiscal 2016 the Committee established a Performance Improvement Bonus Plan (“PIBP”) for AICP-eligible participants. The CEO and the other NEOs participate in the one-year PIBP with a performance period commencing in the second half of fiscal 2016 and continuing through the first half of fiscal 2017. The PIBP, which is complementary to the fiscal 2016 AICP and APBP, is focused on incentivizing execution of the new cost reduction and productivity improvement initiatives identified and announced in the second quarter of fiscal 2016 after the fiscal 2016 compensation plans had been approved. Payout under the PIBP is based on the achievement of the specific savings and productivity initiatives described below. The execution of these new initiatives were considered to be critical to offset the impact from the significantly weakened market conditions in the first half of the fiscal year and to maximize improvement in financial performance in the second half of fiscal 2016 and the first half of fiscal 2017.

•

Specifically, $30 million of targeted new savings and productivity initiatives were identified and announced in the second quarter of fiscal 2016 which generated $14 million in benefits in fiscal 2016, with the balance expected to be delivered by the end of fiscal 2017. These savings initiatives are derived from a combination of reduced SG&A, the consolidation of certain operating sites, increased efficiencies in procurement, and streamlining of administrative and supporting services.

•

The PIBP was designed to be complementary to the fiscal 2016 AICP and APBP to incentivize management to focus on the additional announced savings targets in order to achieve improvement in financial performance in alignment with shareholder interests.

•

The Committee determined that using adjusted operating income as the metric for the PIBP provides the best measure of the operating leverage to be achieved by successful implementation of these initiatives, is closely aligned with shareholder interests, and is complementary to, but not duplicative of, the metrics for the AICP and APBP.

•	The PIBP consists of two measurement periods and applies the adjusted operating income metric independently to the six-month period ending August 31, 2016 and the six-month period ending February 28, 2017, reflecting the seasonality in the annual cycle.

•

The PIBP also contains a “gateway” mechanism whereby a net loss in a quarterly period, including applicable PIBP accruals, will result in participant earnings for that quarterly period being ineligible for any PIBP payout.

•

For NEOs, the earned amount for the second half of fiscal 2016 is based on the achievement of the adjusted operating income metric applicable for such six-month period. However, the payout for the earned amount is subject to a service condition intended to ensure retention throughout the entire 12-month period ending February 28, 2017. As a result of this service condition, the PIBP provides for a single payout for NEOs following the end of the first half of fiscal 2017, subject to continued service through the payment date.

•	The available PIBP pool was allocated among all eligible participants in proportion to their fiscal 2016 APBP or AICP target bonuses, as applicable.

The following table shows the result of the second half of fiscal 2016 PIBP financial performance goal:

Second Half Fiscal 2016 PIBP Financial Performance Goal

		Financial Performance Goal
Metric	Weight	0.25x	0.50x	1.00x (and above)	Results	Payout Multiple
Adjusted Operating Income (in millions)(1)	100%	$10.0	$19.0	$26.0	$31.2	1.00

(1)

Adjusted operating income is calculated based on the Company’s consolidated operating income for the six months ending August 31, 2016, adjusted for excludable items consistent with the calculation method for the fiscal 2016 AICP and APBP.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	47

Compensation Discussion and Analysis

The following table summarizes the earned amounts under the PIBP for the second half of fiscal 2016:

Named Executive Officer	PIBP Earned Amount(1)
Tamara L. Lundgren	$687,070
Richard D. Peach	$226,458
Michael R. Henderson	$180,356
Steven G. Heiskell	$133,979
Jeffrey Dyck	$ 99,167

(1)

As noted above, payments to the NEOs are subject to a service condition intended to ensure retention throughout the entire 12-month period ending February 28, 2017. As a result of this service condition, the PIBP provides for a single payout for NEOs following the end of the first half of fiscal 2017, subject to continued service through the payment date. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

We consider the adjusted operating income targets for the first half of fiscal 2017 to be confidential financial information, the disclosure of which would result in competitive harm to us because they would reveal information about our earnings and growth profile, neither of which is otherwise made public.

October 2015 Service-Dependent RSU Award. The CEO was not included in the fiscal 2015 Productivity Improvement Bonus Pool that focused on rewarding contributions achieved in the second half of fiscal 2015 as a result of the implementation in fiscal 2015 of the productivity and cost savings initiatives announced mid-year and the successful implementation of the AMR integration by year-end. Rather, the Committee determined in October 2015 to incentivize the CEO with a service-dependent RSU grant. In making its determination, the Committee considered a number of factors including:

•

The desire to focus the CEO going forward on, and reward her for, leading the effort to ensure sustainable savings from the execution of the fiscal 2015 productivity and cost savings initiatives and to achieve additional synergies from the combined AMR platform over the next two years.

•

The desire for continued leadership by the CEO of the development and execution of our strategic priorities, including additional benefits, synergies, and growth opportunities following the AMR integration.

•	The CEO’s eligibility for early retirement in September 2015.

This service-dependent RSU grant was for a number of shares determined by dividing $800,000 by the closing price of the Company’s stock on the date of the grant. These shares vest over two years with 50% vesting on the first anniversary of the grant and 50% vesting on the second anniversary, provided that the CEO does not voluntarily leave the Company (including through retirement) and is not terminated for cause. The in-service RSUs would vest in the event of death, disability, termination without cause or for good reason, or a change in control. Given (i) the continued weakness both in the macroeconomic environment and in the markets for ferrous and non-ferrous recycled metals, and (ii) the importance of the CEO’s leadership in carrying through on the productivity improvement and cost reduction initiatives and in driving additional synergies from the newly combined AMR platform, the Committee believed that the CEO’s leadership over the two-year period would be particularly critical and that the two-year service requirement in combination with no vesting in the event of retirement was appropriate. See “All Other Stock Awards: Number of Shares of Stock or Units” in the “Grants of Plan-Based Awards in Fiscal 2016” table.

Long-Term Incentive Program. All of our NEOs participate in the LTIP, which consists of two components: RSUs (time-vested awards) and performance shares (performance-based awards). As discussed below, performance share awards granted in fiscal 2016 had two components: the TSR component and the CFROI component. Annual LTIP award values are split equally between RSUs and performance shares, and the award value for performance shares in fiscal 2016 was split equally between the TSR component and the CFROI component, with the number of RSUs and the target number of performance shares under the CFROI component calculated based on the closing market price of our common stock on the determination date and the target number of performance shares under the TSR component calculated based on the fair value per share of the TSR component as determined for accounting purposes.

LTIP awards are made by the Committee pursuant to our Policy on Employee Equity Awards, which was adopted by the Board in April 2007 and sets forth the process for granting equity awards. LTIP awards to NEOs are generally made based on grant guidelines expressed as a percentage of salary. Grant guidelines for NEOs other than the CEO are developed each year based on a review of (a) market-based LTIP grant levels, as assessed by both the Committee’s and management’s consultants, (b) prior year grant guidelines, and (c) CEO recommendations, taking into account performance and internal pay equity considerations, including the relative scope of the business responsibilities of each

48	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

NEO, the markets in which his or her business segment operates, and his or her individual performance. Grant guidelines for the CEO are developed each year by the Committee based on a review of market-based LTIP grant levels and prior year grant guidelines and an exercise of its discretion, taking into account CEO performance.

Our practice generally has been to determine annual LTIP award levels and make both RSU and performance share awards in November of the fiscal year. RSU awards generally vest over five years, and awards under the performance share component have historically had a three-year performance cycle. We modified this historical practice in fiscal 2012 through fiscal 2015 and used a two-year performance cycle because the Committee determined that continuing market uncertainties made establishing three-year performance targets extremely difficult.

The LTIP award level approved in fiscal 2016 for the CEO was 350% of her base salary, which was the same percentage of salary as in fiscal 2015. The grant levels for the other NEOs as a percentage of base salary were 155% for Mr. Peach, 143% for Mr. Henderson, 171% for Mr. Heiskell, and 120% for Mr. Dyck. These grants placed the officers at the levels deemed by the Committee to be appropriate and reasonable in light of their respective performance, expertise, experience, and development within roles and responsibilities. In designing the LTIP, the Committee sought to make awards within a broad range on either side of the market median to individualize the award to the level of responsibility and performance of the recipient.

In recognition of current market conditions, the Committee determined that for fiscal 2016 it would consider the LTIP awards in two stages: a grant in November 2015 at generally 50% of the previous year grant levels and a review at mid-year based on the Company’s financial and operating performance for the remaining 50%. Based on that mid-year review, in April 2016, the Committee determined to grant the second half of fiscal 2016 LTIP awards at levels consistent with the grant in November 2015. We have continued this approach in fiscal 2017 in considering long-term incentive awards in two stages: a grant in November 2016 at generally 50% of the previous year grant levels with a review at mid-year based on our financial and operating performance for the remaining 50%. The grant date fair values of LTIP awards made to each of our NEOs are disclosed in the “Stock Awards” column of the “Summary Compensation Table”.

RSUs. The objective of RSUs is to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for NEOs to remain with the Company for the long term. Awarded RSUs generally vest over five years. Since fiscal 2007, we have granted RSUs instead of stock options to NEOs and other key employees to increase the equity ownership of senior management and provide a time-based retention incentive that the Committee believes better meets its compensation and retention objectives. RSU awards under the LTIP are generally made pursuant to our standard form of restricted stock unit award agreement. See “All Other Stock Awards: Number of Shares of Stock or Units” in the “Grants of Plan-Based Awards in Fiscal 2016” table.

Performance Shares. Performance-based long-term incentive awards payable in our common stock are designed to focus our NEOs on the achievement of long-term objective performance goals established by the Committee and vest only to the extent those performance goals are met.

Fiscal 2016-2018 Grants. In response to the input received through the Company’s shareholder outreach efforts in 2015, the Committee restructured the performance share portion of the LTIP. For performance shares awarded in November 2015, the performance period was increased from two years to three years. When granting the second half of fiscal 2016 performance shares in April 2016, the Committee set the performance period as the remaining 2 1⁄2 years of the fiscal 2016-2018 period. For both fiscal 2016 performance share awards, the following metrics were utilized:

•	TSR against a peer group of companies with similar financial and operational characteristics; and

•	CFROI against specific targets over the performance period.

Working with its independent compensation consultant, the Committee determined that TSR should provide better alignment with the experience of shareholders and that CFROI is well-aligned with shareholder value creation since it measures the generation of cash and efficient use of capital.

TSR, including reinvested dividends, will be calculated for each year of the three-year performance period for the Company and each performance peer group company, except that for the first year of the performance period TSR is measured from the grant date of the award to the fiscal year end. The TSR of the Company and each of the performance peer group companies is then ranked based on their respective TSR’s from lowest to highest. The average of the Company’s TSR percentile rank for each of the three fiscal

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	49

Compensation Discussion and Analysis

years will then be used to determine the overall relative level of TSR performance. The TSR payout level will be based on the percentile rank of our average TSR as compared to the performance peer group, as follows:

Average TSR Percentile Rank	TSR Payout Factor
less than 25%	0.0x
25%	0.5x
50%	1.0x
90% or more	2.0x

The Compensation Committee determined that using an average of the Company’s relative TSR for each year of the three-year performance period was warranted to limit the possibility of disproportionate payouts, either positive or negative, as a result of sharp stock price movements toward the end of the three-year performance period. The performance share award also contains a “positive TSR” modifier whereby if our TSR is negative when measured over the full performance period, the maximum TSR payout factor is limited to 1.0x even if the relative TSR would have resulted in a greater payout factor. In addition, the performance share award contains an overall cap which provides that the maximum value (including stock price appreciation) of shares payable under the TSR metric at the time of payment is limited to 4.0x of the value of the target number of shares under the TSR metric on the date of grant of the performance share award. See “—The Executive Compensation Process—Competitive Market Overview” for the listing of performance peer group companies used in fiscal 2016.

The CFROI metric is based on average of the CFROIs achieved by the Company in each of the three years of the performance period. CFROI for each year is defined as (a) net cash provided by operating activities less net capital expenditures, divided by (b) average capital employed which is generally equal to total assets minus total liabilities other than debt and capital lease obligations. CFROI for each fiscal year will be adjusted to eliminate the impacts of impairments of goodwill or other assets; certain environmental expenses; restructuring charges and other exit-related activities announced in final six months of fiscal 2018; business acquisitions or combinations completed or reviewed in fiscal 2018; discrete income tax adjustments; and changes in accounting principles.

We consider the CFROI targets for uncompleted performance periods to be confidential financial information, the disclosure of which would result in competitive harm to us because they would reveal information about our earnings and growth profile and the effects of anticipated capital expenditures and corporate acquisitions, none of which is otherwise made public.

Fiscal 2015-2016 Results and Payouts. In November 2014, the Committee granted performance share awards for the two-year performance period covering fiscal 2015 and 2016. These grants were made prior to the Say-on-Pay vote in January 2015 and therefore did not reflect the input received from our subsequent shareholder outreach efforts and the changes made to the performance share portion of the LTIP discussed above. The November 2014 grants used as metrics:

•	EBITDA for fiscal 2015 (weighted at 25%);

•	Year-over-year improvement in EBITDA for fiscal 2016 (weighted at 25%);

•	ROE (net income attributable to the Company divided by average shareholders’ equity) for fiscal 2015 (weighted at 25%); and

•	Year-over-year improvement in ROE for fiscal 2016 (weighted at 25%).

EBITDA and ROE in each year were adjusted to eliminate the impact of the following items: restructuring charges; charges resulting from the idling of facilities or equipment; impairments of goodwill or other intangible assets; any profits or losses of discontinued operations and any gains, losses or other impacts from the disposition of a business or a material amount of assets; certain environmental accruals; certain environmental expenses; charges for share-based payments to persons who are not employees or directors; and changes in accounting principles. In addition, EBITDA was also adjusted to eliminate any charges to reduce the recorded value of any inventory to net realizable value.

50	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

The performance goals, results, and associated payout factors for the EBITDA metric were:

	EBITDA Goals
Metric	0.0x		0.50x	1.00x	1.25x	2.00x	Results	Payout Multiple
Fiscal 2015 (in millions)	< $	109	$109	$114	$124	> $131	$71	0.00x
Fiscal 2016 (Improvement from fiscal 2015)		< 0.0%	0.0%	5.3%	8.0%	> 10.6%	2.3%	0.72x

Weighted average adjusted payout multiple								0.36x

The performance goals, results and associated payout factors for the ROE metric were:

	ROE Goals
Metric	0.0x	0.50x	1.00x	1.25x	2.00x	Results	Payout Multiple
Fiscal 2015	< 1.6%	1.6%	2.0%	2.9%	3.5%	(0.3)%	0.00x
Fiscal 2016 (Improvement from fiscal 2015)	< 0.0%	0.0%	0.5%	0.8%	1.0%	1.1%	2.00x

Weighted average adjusted payout multiple							1.00x

Based on these results, the combined performance share payout multiple for these awards was 0.68x. The number of shares issued to each NEO under these awards following vesting on October 31, 2016 is shown in the “Outstanding Equity Awards at Fiscal 2016 Year-End” table.

A participant generally must be employed by us on the October 31 following the end of the performance period to receive an award payout, although adjusted awards, pro-rated based on the period of employment during the performance period, will be paid subject to the terms of the applicable award agreement if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A common stock as soon as practicable after the October 31 following the end of the performance period. Violation of certain non-competition covenants during the first year following termination of employment will trigger an obligation to repay any award paid out in the preceding year. See the “Stock Awards” column in the “Summary Compensation Table” and “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2016” table.

Executive Benefits. Our executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. NEOs are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package we believe is necessary to attract and retain the desired level of executive talent.

Retirement Plans. We maintain 401(k) plans and a Pension Retirement Plan (the “Pension Plan”) for our employees,

including the NEOs. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits have been accrued for participants since that date.

We also maintain a Supplemental Executive Retirement Bonus Plan (“SERBP”) in which the CEO participates. We have not added any participants to the SERBP since 2005. See “Pension Benefits at Fiscal 2016 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the NEOs under the Pension Plan and the SERBP.

Change-in-Control Agreements. To ensure that we offer competitive compensation to our NEOs, and to attract and retain top executive talent, we offer severance benefits under change-in-control agreements as part of our executive compensation packages. The purpose of these agreements is to ensure that we will have the continued attention and dedication of our senior executives during a potential change in control. The Committee believes these agreements are in the best interest of shareholders by providing certainty as to what executives would receive in a change in control, enabling them to remain focused on the business during a period of uncertainty. In April 2008, the Committee approved change-in-control severance agreements for Messrs. Peach and Dyck. In October 2008, the Committee approved an amended change-in-control agreement with Ms. Lundgren, which amended and restated her change-in-control agreement entered into in March 2006. In 2011, the Committee approved a revised form of change-in-control agreement, which does not include any tax gross-up provisions, and this form has been used for agreements with Messrs. Henderson and Heiskell. The specific terms of the change-in-control agreements and the potential benefits payable under the agreements are discussed under “Compensation of Executive

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	51

Compensation Discussion and Analysis

Officers – Potential Payments Upon Termination or Change in Control” below. At the times the agreements currently in effect were approved, the Committee received advice from Pearl Meyer, and the Company received advice from Willis Towers Watson, that the terms were competitive and consistent with market practices.

Indemnity Agreements. We have entered into indemnity agreements with each NEO pursuant to which we agree to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.

Other Benefits. Certain executive officers receive a monthly automobile allowance and use of a Company-provided credit card for fuel purchases. Both amounts are taxable to the executive as compensation income. Certain executive officers also participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by our basic medical and dental plans.

Employment Agreements

We entered into an employment agreement with our CEO in connection with her initial employment. In October 2008, we entered into an amended and restated employment agreement with our CEO, which became effective on December 1, 2008 in connection with her becoming President and CEO, and which superseded the prior agreement. That agreement was further amended in June 2011.

Our CEO’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2019, provided that on December 1, 2017, and on each December 1 thereafter, the employment agreement automatically extends for an additional one-year period unless we or our CEO elects not to extend the term. On December 1, 2016 her employment agreement was automatically extended for an additional one-year period (i.e., through December 1, 2019). Our CEO’s current base salary of $1,000,000, a target bonus of 150% of year-end base salary and a maximum bonus payment of 3x target have remained unchanged since May 2011.

In the event that our CEO’s employment is terminated by us without cause, including our decision not to extend the term of the employment agreement, or by our CEO for good reason and not under circumstances that would give rise to severance payments to our CEO under her change-in-control agreement, our CEO would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change in Control.” These benefits were negotiated as part of her original employment agreement in 2005.

Officer Stock Ownership Policy

To promote the long-term alignment of the interests of our officers and shareholders, we adopted the Officer Stock Ownership Policy. The policy requires each of our officers to accumulate ownership of Class A common stock with a value equal to the following multiples of base salary: CEO: 5x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on an officer’s ongoing obligation to achieve and maintain compliance with this policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or performance share awards are valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until the requisite level of ownership is achieved, officers are required to retain at least 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options, and performance share awards. The policy also requires officers who have achieved compliance to thereafter maintain at least the minimum ownership level and to retain 50% of the net shares received thereafter under RSUs, stock options, and performance share awards for at least three years. Ms. Lundgren, Mr. Peach and Mr. Dyck have each achieved the minimum ownership required, and each of the other NEOs was otherwise in compliance with the policy as of August 31, 2016.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 per person the amount that the Company may deduct for compensation paid in any year to any of the NEOs (other than the CFO, whose pay is excluded pursuant to

Internal Revenue Service Notice 2007-49). The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. The

52	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Discussion and Analysis

Committee has structured some of the Company’s compensation programs to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Other compensation programs may not qualify as performance-based compensation under Section 162(m) because they involve individual or non-objective performance measures or the Committee retains discretion in applying the performance criteria. The Company’s LTIP performance share awards are intended to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Under IRS regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements, and it was our policy when granting options to meet the requirements of Section 162(m) so that the option exercise compensation is deductible by the Company. To address deductibility of bonus compensation under Section 162(m), the Board adopted, and in 2015 the shareholders re-approved and amended, the Amended Executive Annual Bonus Plan pursuant to which bonus compensation may qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Even though the bonus paid to the CEO under the Amended Executive Annual Performance Bonus Program and the LTIP performance shares which vested in fiscal 2016 qualify as performance-based compensation not subject to the Section 162(m) cap on deductibility, a portion of the compensation paid to the CEO for fiscal 2016 may not be deductible.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	53

Compensation Committee

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Judith A. Johansen, Chair

David J. Anderson

David L. Jahnke

Michael W. Sutherlin

54	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth certain information concerning compensation of the NEOs during the fiscal years ended August 31, 2014, 2015, and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Tamara L. Lundgren President and Chief Executive Officer	2016	1,000,000	—	4,299,969	1,519,570	218,051	32,963	7,070,553
	2015	1,000,000	—	3,578,401	727,500	172,803	30,345	5,509,049
	2014	1,000,000	—	3,499,992	1,740,000	158,218	30,192	6,428,402
Richard D. Peach Senior Vice President, Chief Financial Officer and Chief of Corporate Operations	2016	618,000	—	959,935	451,410	—	30,622	2,059,967
	2015	614,192	196,542	981,475	—	—	23,125	1,815,334
	2014	600,000	—	959,942	457,920	—	24,733	2,042,595

Michael R. Henderson Senior Vice President and Co-President, Auto and Metals Recycling	2016	525,000	—	749,955	349,669	—	43,981	1,668,605
	2015	519,712	155,913	766,780	—	—	23,062	1,465,467
	2014	500,865	100,000	624,992	260,581	—	27,459	1,513,897

Steven G. Heiskell Senior Vice President and Co-President, Auto and Metals Recycling	2016	438,462	—	749,955	259,754	—	12,972	1,461,143
	2015	366,827	69,154	255,594	—	—	12,433	704,008

Jeffrey Dyck Senior Vice President and President, Steel Manufacturing Business	2016	433,000	—	514,947	217,160	—	22,053	1,187,160
	2015	428,558	85,712	526,512	—	—	21,290	1,062,072
	2014	412,000	—	411,998	449,904	—	23,799	1,297,701

(1)

Amounts for fiscal 2015 reflect bonuses paid under the Company’s Performance Improvement Bonus Pool to NEOs (other than the CEO) resulting from discretion exercised by the Compensation Committee following completion of the fiscal year to reward contributions to the productivity improvement and cost savings initiatives implemented in fiscal 2015 that have led to improvements in the Company’s sustainable operating performance and the successful implementation of the AMR integration by the fiscal 2015 year-end. Amount for Mr. Henderson in fiscal 2014 is a discretionary bonus in recognition of his leadership in improvements in MRB that contributed substantially to improvements in MRB’s financial and safety performance.

(2)

Represents the aggregate grant date fair value of stock awards granted during each of the years computed in accordance with FASB ASC Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the NEOs. Stock awards consist of RSUs and LTIP performance shares. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A common stock on the Nasdaq Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the CFROI metric is calculated by multiplying the target number of shares issuable under the award by the closing market price of the Company’s Class A common stock on the grant date. The grant date fair value of the LTIP performance share awards under the TSR metric is estimated using a Monte-Carlo simulation model. If the maximum number of shares issuable under LTIP performance share awards had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2016 would have been: Ms. Lundgren, $6,049,926; Mr. Peach, $1,439,895; Mr. Henderson, $1,124,929; Mr. Heiskell, $1,124,929; and Mr. Dyck, $772,409.

(3)

Non-Equity Incentive Plan Compensation in fiscal 2016 consists of amounts paid under the AICP and the APBP and amounts earned under the PIBP based on the achievement of performance goals for the second half of fiscal 2016 but that are subject to a service condition and are not payable until after the first half of fiscal 2017. See “Compensation Discussion and Analysis – Annual Incentive Programs.”

(4)

Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP for each of the years presented using the same pension plan measurement date used for financial statement reporting purposes.

(5)

Includes for fiscal 2016 Company matching contributions to the account of each NEO under the 401(k) Plan in the following amounts: Ms. Lundgren, Mr. Peach, Mr. Heiskell and Mr. Dyck, $10,600; and Mr. Henderson, $10,560. Includes for fiscal 2016 amounts paid for out-of-pocket medical expenses under the supplemental executive medical benefits plan in the following amounts: Ms. Lundgren, $7,354. Includes for fiscal 2016 premiums paid for life, disability and other insurance in the following amounts: Ms. Lundgren, $5,409; Mr. Peach, $3,357; Mr. Henderson, $2,844; Mr. Heiskell, $2,372; and Mr. Dyck, $2,358. Includes for fiscal 2016 automobile allowance and fuel purchase fringe benefits in the following amounts: Ms. Lundgren, $9,600; Mr. Peach, $9,945; Mr. Henderson, $10,385; and Mr. Dyck, $9,095. Includes for fiscal 2016 a one-time payment upon change in the Company’s personal time off (“PTO”) policy in the following amounts: Mr. Peach, $6,721; and Mr. Henderson, $20,192.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	55

Compensation of Executive Officers

Grants of Plan-Based Awards in Fiscal 2016

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tamara L. Lundgren	4/27/2016				20,297	40,593	81,186	41,966	1,749,986
	11/9/2015				25,975	51,949	103,898	52,458	1,749,996
	10/28/2015							48,163	799,987
		—	1,500,000	4,500,000
		249,063	996,252	996,252
Richard D. Peach	4/27/2016				5,567	11,133	22,266	11,510	479,958
	11/9/2015				7,124	14,248	28,496	14,388	479,976
		123,600	494,400	988,800
		82,091	328,364	328,364
Michael R. Henderson	4/27/2016				4,349	8,698	17,396	8,992	374,971
	11/9/2015				5,566	11,131	22,262	11,241	374,984
		98,438	393,750	787,500
		65,379	261,516	261,516
Steven G. Heiskell	4/27/2016				4,349	8,698	17,396	8,992	374,971
	11/9/2015				5,566	11,131	22,262	11,241	374,984
		71,250	285,000	570,000
		48,567	194,269	194,269
Jeffrey Dyck	4/27/2016				2,986	5,972	11,944	6,175	257,477
	11/9/2015				3,822	7,643	15,286	7,718	257,470
		54,125	216,500	433,000
		35,948	143,792	143,792

(1)

All amounts reported in these columns represent the potential incentive plan payable for performance in fiscal 2016 under the Company’s AICP or the APBP under the CEO’s employment agreement and the potential incentive plan payable for performance under the Company’s PIBP as reflected in the second row of the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column. The Committee annually approves target incentive plan levels as a percentage of either base salary as of the end of the fiscal year (for the CEO) or base salary actually paid during the fiscal year (for the other NEOs). The total target bonus percentages for the NEOs under the APBP or AICP, as applicable, were: Ms. Lundgren, 150%; Mr. Peach, 80%; Mr. Henderson, 75%; Mr. Heiskell, 65%; and Mr. Dyck, 50%. For Messrs. Peach, Henderson, Heiskell and Dyck, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis – Annual Incentive Programs.” Bonus amounts earned based on fiscal 2016 performance are included under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table.”

(2)

Amounts reported in these columns for NEOs represent LTIP performance share awards granted in fiscal 2016 and are based on performance during fiscal years 2016, 2017 and 2018. See “Compensation Discussion and Analysis – Long Term Incentive Program.”

(3)

Represents RSUs granted under the Company’s SIP. Except for the CEO’s RSU grant of 48,163 shares in October 2015 which vest ratably over two years, RSUs generally vest ratably over five years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(4)

Represents the aggregate grant date fair value of RSUs and LTIP performance share awards computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A common stock on the grant date. The grant date fair value of the LTIP performance share awards under the CFROI metric is calculated by multiplying the target number of shares issuable under the award by the closing market price of the Company’s Class A common stock on the grant date. The grant date fair value of the LTIP performance share awards under the TSR metric is estimated using a Monte-Carlo simulation model.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2016

We entered into an employment agreement with our CEO in connection with her initial employment. See “Compensation Discussion and Analysis – Employment Agreements” above for a description of the material terms of her employment agreement.

56	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation of Executive Officers

Outstanding Equity Awards at Fiscal 2016 Year End

The following table sets forth certain information concerning outstanding equity awards for each NEO as of August 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable (#)(1)	Number of Securities Underlying Unexercised Options- Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Tamara L. Lundgren	150,000	—	34.75	8/28/2017	—		—	—		—
	—	—	—	—	2,763	(4)	51,889	—		—
	—	—	—	—	9,836	(5)	184,720	—		—
	—	—	—	—	34,371	(6)	645,487	—		—
	—	—	—	—	60,896	(7)	1,143,627	—		—
	—	—	—	—	48,163	(8)	904,501	—		—
	—	—	—	—	52,458	(9)	985,161	—		—
	—	—	—	—	41,966	(9)	788,121	—		—
	—	—	—	—	51,761	(10)	972,072	—		—
	—	—	—	—	—		—	103,898	(11)	1,951,204
	—	—	—	—	—		—	40,593	(12)	762,337
Richard D. Peach	49,092	—	34.75	8/28/2017	—		—	—		—
	—	—	—	—	3,504	(5)	65,805	—		—
	—	—	—	—	9,427	(6)	177,039	—		—
	—	—	—	—	16,703	(7)	313,682	—		—
	—	—	—	—	14,388	(9)	270,207	—		—
	—	—	—	—	11,510	(9)	216,158	—		—
	—	—	—	—	14,197	(10)	266,620	—		—
	—	—	—	—	—		—	28,496	(11)	535,155
	—	—	—	—	—		—	11,133	(12)	209,078
Michael R. Henderson	—	—	—	—	1,066	(5)	20,119	—		—
	—	—	—	—	6,138	(6)	115,272	—		—
	—	—	—	—	13,049	(7)	245,060	—		—
	—	—	—	—	11,241	(9)	211,106	—		—
	—	—	—	—	8,992	(9)	168,870	—		—
	—	—	—	—	11,091	(10)	208,289	—		—
	—	—	—	—	—		—	22,262	(11)	418,080
	—	—	—	—	—		—	8,698	(12)	163,348
Steven G. Heiskell	—	—	—	—	410	(5)	7,700	—		—
	—	—	—	—	2,455	(6)	46,105	—		—
	—	—	—	—	4,350	(7)	81,693	—		—
	—	—	—	—	11,241	(9)	211,106	—		—
	—	—	—	—	8,992	(9)	168,870	—		—
	—	—	—	—	3,697	(10)	69,430	—		—
	—	—	—	—	—		—	22,262	(11)	418,080
	—	—	—	—	—		—	8,698	(12)	163,348
Jeffrey Dyck	21,532	—	34.75	8/28/2017	—		—	—		—
	—	—	—	—	1,148	(5)	21,559	—		—
	—	—	—	—	4,047	(6)	76,003	—		—
	—	—	—	—	8,960	(7)	168,269	—		—
	—	—	—	—	7,718	(9)	144,944	—		—
	—	—	—	—	6,175	(9)	115,967	—		—
	—	—	—	—	7,616	(10)	143,028	—		—
	—	—	—	—	—		—	15,286	(11)	287,071
	—	—	—	—	—		—	5,972	(12)	112,154

(1)	Options granted during fiscal 2012 became exercisable for 100% of the shares on the second anniversary of the grant date. All options are fully vested.

(2)

RSUs granted before fiscal 2014 generally vest for 20% of the shares on June 1 following the grant date and on June 1 of each of the next four years thereafter, becoming fully vested on the fifth June 1 following the grant date, subject to continued employment and accelerated vesting under certain circumstances. RSUs granted during fiscal 2014 and after generally vest for 20% of the shares on October 31 of the year following the grant date and on October 31 of each of the next four years thereafter, becoming fully vested on the fifth October 31 of the year following the grant date, subject to continued employment and accelerated vesting under certain circumstances.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	57

Compensation of Executive Officers

(3)	Market values of all shares are based on the closing price of the Class A common stock on the last trading day of fiscal 2016.

(4)	This RSU will vest fully on August 28, 2017.

(5)	This RSU will vest fully on June 1, 2017.

(6)	This RSU vests as to 33.3% of the shares on October 31 each year in 2016, 2017, and 2018.

(7)	This RSU vests as to 25% of the shares on October 31 each year in 2016, 2017, 2018, and 2019.

(8)	This RSU vests as to 50% of the shares on October 31 each year in 2016 and 2017.

(9)	This RSU vests as to 20% of the shares on October 31 each year in 2016, 2017, 2018, 2019, and 2020.

(10)

Reflects LTIP performance shares under awards granted in fiscal 2015 that were subject to performance over the performance period of fiscal 2015-2016. The number of shares issuable was based on performance during this period, and vesting of these shares was also subject to continued employment until October 31, 2016.

(11)

Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2016 that are subject to performance over the performance period of fiscal 2016-2018. Vesting of these shares is also subject to continued employment until October 31, 2018. Share amounts in the table represent the number issuable at the maximum level of performance.

(12)

Reflects LTIP performance shares under awards granted in the third quarter of fiscal 2016 that are subject to performance over the 2 1/2-year performance period of the second half of fiscal 2016 through fiscal 2018. Vesting of these shares are also subject to continued employment until October 31, 2018. Share amounts in the table represent the number issuable at the target level of performance.

Option Exercises and Stock Vested in Fiscal 2016

The following table sets forth certain information concerning stock option exercises and vesting of stock for each NEO during the fiscal year ended August 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Tamara L. Lundgren	—	—	110,360	1,842,939
Richard D. Peach	—	—	31,492	526,212
Michael R. Henderson	—	—	14,633	245,817
Steven G. Heiskell	—	—	6,493	108,812
Jeffrey Dyck	—	—	22,327	374,442

(1)	The value realized on vesting is based on the closing price of the Class A Common stock on the vesting date.

Pension Benefits at Fiscal 2016 Year End

The following table sets forth certain information concerning accrued pension benefits for each NEO as of August 31, 2016.

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
Tamara L. Lundgren	59	Pension Retirement Plan Suppl. Exec. Retirement Bonus Plan	11 11	55,342 1,076,504	— —
Richard D. Peach	53	Pension Retirement Plan	—	—	—
Michael R. Henderson	57	Pension Retirement Plan	—	—	—
Steven G. Heiskell	47	Pension Retirement Plan	—	—	—
Jeffrey Dyck	53	Pension Retirement Plan	—	—	—

(1)

The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2016 of each NEO’s frozen pension benefit, assuming commencement of benefit payments at age 65. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2016 of the CEO’s pension benefit calculated based on years of credited service and the maximum SERBP benefit level as of that date and assuming commencement of benefit payments at age 60. Actuarial present values were calculated using a discount rate of 3.22% with respect to the Pension Retirement Plan and 3.09% with respect to the SERBP, and the mortality table set forth in IRS Revenue Ruling 2007-67 for both plans, the same assumptions used in the pension benefit calculations reflected in the Company’s audited consolidated balance sheet for the year ended August 31, 2016. See “Compensation Discussion and Analysis – Elements of Compensation – Executive Benefits – Retirement Plans.”

(2)

Ms. Lundgren is eligible for early retirement benefits under the Supplemental Executive Retirement Bonus Plan. If she had retired on August 31, 2016, the present value of accumulated benefits for her as reflected in the above table for that plan would have been higher by $211,601.

58	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation of Executive Officers

Defined Benefit Retirement Plans

Pension Retirement Plan. The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning upon the later of retirement or age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation for NEOs included base salary, subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.

Supplemental Executive Retirement Bonus Plan. The SERBP was adopted to provide a competitive level of retirement income for key executive officers selected by the Board. SERBP benefits become fully vested after five years of continuous service. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of

2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $281,243 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant commencing on the later of retirement or age 60. A participant who retires before age 60 with at least 10 years of continuous service will receive an early retirement benefit commencing on the later of retirement or age 55 equal to the normal retirement benefit reduced by 4% for each year by which commencement of benefits precedes age 60. The CEO is the only NEO who participates in the SERBP and she is eligible for early retirement benefits.

Potential Payments Upon Termination or Change in Control

Potential Payments Upon a Change in Control

The Company has entered into a change-in-control agreement with the CEO which provides certain benefits if her employment is terminated by the Company without “cause” or by her for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In this agreement, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A common stock;

•	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors; or

•	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.

“Cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a base office relocation.

The Company has also entered into change-in-control agreements with the other NEOs which provide certain benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause,” and “good reason” which are substantially identical to those contained in the change-in-control agreement for the CEO.

The Company granted LTIP performance shares to the NEOs in fiscal 2014, 2015, and 2016 pursuant to which shares of Class A common stock will be issued based on the Company’s

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	59

Compensation of Executive Officers

performance during the applicable performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange, or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change-in-control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of RSUs would occur even if the NEO’s employment was not terminated in connection with the Company sale or change in control.

The following table sets forth the estimated change-in-control benefits that would have been payable to each NEO if a change in control (including a Company sale) had occurred on August 31, 2016 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Stock Option Extension ($)(3)	Restricted Stock Unit Acceleration ($)(4)	LTIP Performance Share Acceleration ($)(5)	Tax Gross-up Payment ($)(6)	Total ($)
Tamara L. Lundgren	7,500,000	64,124	—	4,703,506	3,392,946	—	15,660,576
Richard D. Peach	1,668,600	36,327	—	1,042,891	930,568	—	3,678,386
Michael R. Henderson	1,378,125	28,230	—	760,327	727,013	—	2,893,695
Steven G. Heiskell	1,085,192	23,869	—	515,474	522,799	—	2,147,334
Jeffrey Dyck	1,025,888	37,441	—	526,742	499,191	—	2,089,262

(1)

Cash Severance Benefit. The change-in-control agreements provide for cash severance equal to a multiple (three for Ms. Lundgren, and one and one-half for Messrs. Peach, Henderson, Heiskell, and Dyck) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change-in-control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2016 because bonuses earned for fiscal 2016 are included in the Summary Compensation Table and no additional amount would have been earned in fiscal 2016 if the officer had terminated employment as of August 31, 2016.

(2)

Insurance Continuation. If cash severance benefits are triggered, the change-in-control agreements also provide for continuation of Company paid life, accident and medical insurance benefits for up to 36 months following termination of employment for Ms. Lundgren, and up to 18 months for Messrs. Peach, Henderson, Heiskell, and Dyck, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 or 18 months, as applicable, of life, accident and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2016.

(3)

Stock Option Extension. If cash severance benefits are triggered, all options held by Messrs. Peach and Dyck will remain outstanding for their full term. Information regarding outstanding options held by the NEOs is set forth in the “Outstanding Equity Awards” table. All of the outstanding options are substantially out-of-the-money, therefore as of August 31, 2016, there is no additional value relating to the extension of the expiration period.

(4)

RSU Acceleration. All RSUs for all NEOs will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $18.78 per share, which was the closing price of the Company’s Class A common stock on August 31, 2016, the last trading day of fiscal 2016.

(5)

LTIP Performance Share Acceleration. Under the terms of the standard LTIP performance share award agreements, upon a Company sale, each NEO would receive a payout in an amount equal to the greater of (a) 100% of the target share amount or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payouts would occur whether or not the officer’s employment was terminated in connection with the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $18.78 per share, which was the closing price of the Company’s Class A common stock on August 31, 2016, the last trading day of fiscal 2016.

(6)

Tax Gross-up Payment. If any payments to an NEO other than Messrs. Henderson and Heiskell in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change-in-control agreements to make a tax gross-up payment to the officer sufficient so that officer will receive benefits as if no excise tax were payable. However, for Messrs. Peach and Dyck there is a cut back provision that provides that if the “parachute value” is less than 110% of the Safe Harbor amount (as such terms are defined in the change-of-control agreement), no additional payment is required and the amounts payable to the NEO will be reduced to 2.99 times such officer’s “base amount.” The change-in-control agreement for each of Mr. Henderson and Mr. Heiskell does not provide for any tax gross-up payment, but does provide that if any payments to him would be “excess parachute payments” his benefits will be cut back to 2.99 times his “base amount” if it would result in a greater net after-tax benefit for him.

60	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation of Executive Officers

Potential Payments Upon Involuntary Termination of Employment without Cause or Voluntary Termination of Employment for “Good Reason” in Circumstances Not Involving a Change in Control

The following table sets forth the estimated benefits that would have been payable to the NEOs under currently effective agreements if each officer’s employment had been terminated on August 31, 2016, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Restricted Stock Unit Acceleration ($)(3)	LTIP Performances Share Acceleration ($)(4)	Total ($)
Tamara L. Lundgren	7,500,000	42,749	4,703,506	897,102	13,143,357
Richard D. Peach	—	—	—	246,056	246,056
Michael R. Henderson	—	—	—	192,213	192,213
Steven G. Heiskell	—	—	—	64,059	64,059
Jeffrey Dyck	—	—	—	131,986	131,986

(1)

Cash Severance Benefit. The CEO has entered into an employment agreement providing for, among other things, cash severance benefits if her employment is terminated by the Company without “cause” or by her for “good reason” in circumstances not involving a change in control. “Cause” and “good reason” generally have the same meaning as under the change-in-control agreements described above. The cash severance payment for the CEO is equal to three times the sum of base salary plus target bonus as in effect at the time plus a pro rata portion of the incentive bonus that she would have received if she had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the incentive bonus for fiscal 2016 because bonuses earned for fiscal 2016 are included in the Summary Compensation Table and no additional amounts would have been earned if the CEO had terminated employment as of August 31, 2016. These amounts are payable within 30 days after termination. Under the AICP, if an NEO (other than the CEO) were involuntarily terminated by the Company without cause (as determined by the Committee), the NEO would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose, the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include bonus payments for fiscal 2016 because bonuses earned for fiscal 2016 are included in the Summary Compensation Table and no additional amounts would have been earned if the officers had terminated employment as of August 31, 2016.

(2)

Insurance Continuation. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement provides for continuation for up to 24 months of Company paid life, accident, and health insurance benefits for the CEO and her spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for the CEO as of August 31, 2016.

(3)

RSU Acceleration. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement also provides that all RSUs will immediately vest. Information regarding unvested restricted stock units held by the CEO is set forth in the Outstanding Equity Awards table. The amount in the table above represents the number of shares subject to unvested RSUs multiplied by a stock price of $18.78 per share, which was the closing price of the Company’s Class A common stock on August 31, 2016, the last trading day of fiscal 2016.

(4)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share award agreements, if an NEO’s employment is terminated by the Company without cause in circumstances not involving a Company sale after the end of the twelfth month of the applicable performance period and prior to the completion of the performance period and vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $18.78 per share, which was the closing price of the Company’s Class A common stock on August 31, 2016, the last trading day of fiscal 2016.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	61

Compensation of Executive Officers

Potential Payments Upon Retirement

The terms of outstanding options, RSUs, and LTIP performance share awards define retirement as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service, or early retirement after completing 30 years of service. As of August 31, 2016, no NEOs other than Ms. Lundgren were eligible for retirement. The following table sets forth the estimated benefits that would have been payable to Ms. Lundgren if her employment had been terminated on August 31, 2016 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

Name	Stock Option Extension ($)(1)	Restricted Stock Unit Acceleration ($)(2)	LTIP Performance Shares Acceleration ($)(3)	Total ($)
Tamara L. Lundgren	—	3,747,116	1,445,797	5,192,913

(1)

Stock Option Extension. The terms of outstanding options provide that on retirement, the standard 90-day period for exercising options following termination of employment will be extended to 12 months, but not beyond each option’s original term. Information regarding outstanding options held by the NEOs is set forth in the “Outstanding Equity Awards” table. All of the outstanding options are substantially out-of-the-money, therefore as of August 31, 2016, there is no additional value relating to the extension of the expiration period.

(2)

RSU Acceleration. The terms of the RSU awards (other than the CEO’s RSU award for 2,763 shares granted in August 2012 and her RSU award for 48,163 shares granted in October 2015) provide for accelerated vesting on retirement. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $18.78 per share, which was the closing price of the Company’s Class A common stock on August 31, 2016, the last trading day of fiscal 2016.

(3)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO retires prior to the vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $18.78 per share, which was the closing price of the Company’s Class A common stock on August 31, 2016, the last trading day of fiscal 2016.

Potential Payments Upon Disability or Death

The following table sets forth the estimated benefits that would have been payable to the NEOs if each officer’s employment had been terminated on August 31, 2016 by reason of disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan, and SERBP.

Name	Stock Option Extension ($)(1)	Restricted Stock Unit Acceleration ($)(2)	LTIP Performance Shares Acceleration ($)(3)	Total ($)
Tamara L. Lundgren	—	4,703,506	1,500,259	6,203,765
Richard D. Peach	—	1,042,891	411,451	1,454,342
Michael R. Henderson	—	760,327	321,420	1,081,747
Steven G. Heiskell	—	515,474	193,265	708,739
Jeffrey Dyck	—	526,742	220,703	747,445

(1)

Stock Option Extension. The terms of outstanding options provide that upon termination of employment as a result of disability or death, the standard 90-day period for exercising options following termination of employment will be extended to 12 months, but not beyond each option’s original term. Information regarding outstanding options held by the NEOs is set forth in the “Outstanding Equity Awards” table. All of the outstanding options are substantially out-of-the-money, therefore as of August 31, 2016, there is no additional value relating to the extension of the expiration period.

(2)

RSU Acceleration. The terms of the RSU awards provide for accelerated vesting upon termination of employment as a result of disability or death. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $18.78 per share, which was the closing price of the Company’s Class A common stock on August 31, 2016, the last trading day of fiscal 2016.

(3)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and pro-rated for the portion of the performance period the officer had worked. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on death or disability based on a stock price of $18.78 per share, which was the closing price of the Company’s Class A common stock on August 31, 2016, the last trading day of fiscal 2016.

62	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Compensation Plan Information

The following table provides information as of August 31, 2016 regarding equity compensation plans approved and not approved by the Company’s shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	(b) Weighted average exercise price of outstanding options, warrants and rights(3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	2,028,362	$34.75	4,845,953
Equity compensation plans not approved by shareholders	—	—	—

Total	2,028,362	$34.75	4,845,953

(1)	Consists entirely of shares of Class A common stock authorized for issuance under the Company’s SIP.

(2)

Consists of 220,624 shares subject to outstanding options, 734,657 shares subject to outstanding RSUs, 292,767 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 780,314 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

(3)	Represents the weighted average exercise price for options included in column (a).

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	63

Proposal No. 2 – Advisory Resolution on Executive Compensation

In accordance with the requirements of Section 14A of the Securities and Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution to approve, in a non-binding, advisory vote (“Say-on-Pay Vote”), the compensation paid to our named executive officers as disclosed on pages 31 through 62. In accordance with the results of the advisory vote on the frequency of shareholder advisory votes on executive compensation conducted at our 2012 annual meeting, we currently intend to hold such votes annually. While the results of the vote are non-binding and advisory in nature, the Board of Directors intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 2 is as follows:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion.

The Board of Directors recommends a vote FOR this resolution because it believes that our executive compensation policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the shareholders, and motivating the executives to remain with the Company for long and productive careers. We believe our performance targets are meaningful and rigorous and are designed to encourage our executives to perform at the highest levels. The executive pay outcomes in fiscal 2016 are reflective of Company performance as described below.

In fiscal 2016, our markets continued to be adversely impacted by the slowdown of economic activity globally. Lower global macroeconomic activity, combined with global steel overproduction, the impact of lower iron ore prices and a strong U.S. dollar, resulted in soft market conditions. In fiscal 2016, our annual average net selling prices for ferrous and nonferrous scrap metal decreased by 28% and 21%, respectively, while sales volumes decreased by 11% and 13%, respectively, compared to the prior year. Demand for our finished steel products was also weaker than in the prior year, resulting in lower average net selling prices and volumes of 18% and 10%, respectively, primarily due to increased competition from lower-priced steel imports.

While markets for recycled metals continued to experience significant challenges, we remained focused on continuously improving our operations, implementing our strategic priorities, maximizing financial performance, and generating positive cash flow. As a result, in fiscal 2016 our AMR business improved its operating performance year-over-year and we invested in process improvements aimed at lowering overall costs and enhancing product quality in our SMB. We also continued our trend of positive operating cash flow, ending the year with debt at its lowest level since 2011 while continuing to return capital to our shareholders through our quarterly dividend and share repurchases. In addition to the significant improvements in operating performance and in earnings per share as shown in the charts on page 35, the following is a summary of our fiscal 2016 accomplishments. Additional detail can be found in our Annual Report on Form 10-K.

64	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Proposal No. 2 – Advisory Resolution on Executive Compensation

Fiscal 2016 Accomplishments
Delivered targeted savings & productivity improvements
• Generated $78 million of operating income benefits from cost reduction and productivity initiatives announced in fiscal 2015 and 2016
Successfully navigated challenging market conditions
• Improved performance due to successful execution of cost reductions, productivity initiatives and AMR integration despite lower selling prices and volumes year-over-year
• Reduced consolidated SG&A by 13%
• Integrated sales and raw material purchasing functions
• Further leveraged use of shared services
• Improved logistics capability to expand our customer base
• Increased automation of procurement processes
Generated $99 million of operating cash flow
• Reduced debt by 16% to its lowest level since 2011
• Returned $24 million to shareholders through dividend payments and share repurchases

Our executive compensation program is designed to pay for performance, therefore actual compensation in fiscal 2016 was lower than target levels, which reflected alignment with the Company’s financial performance during the period.

Vote Required to Approve, on an Advisory Basis, the Executive Compensation

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on this proposal, and each share is entitle to one vote. The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of our executive compensation as disclosed in this proxy statement.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	65

Proposal No. 3 – Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2017, subject to ratification of this selection by the shareholders of the Company.

While the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm, the Audit Committee and the Board are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

For additional information regarding our relationship with PricewaterhouseCoopers LLP, please refer to “Fees Paid to Independent Registered Public Accounting Firm” and “Audit Committee Report” below.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement, if he or she desires to do so, and will also be available to respond to appropriate questions.

Vote Required to Approve the Ratification of the Selection of Independent Registered Public Accounting Firm

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on this proposal, and each share is entitle to one vote. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the ratification of the selection.

The Board of Directors recommends that shareholders vote “FOR” to approve the ratification of selection of independent registered public accounting firm.

66	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Fees Paid to Independent Registered Public

Accounting Firm

The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors to audit our financial statements and our internal control over financial reporting for the fiscal years ended August 31, 2015 and 2016, as well as for the fiscal year ending August 31, 2017. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were:

	2016	2015
Audit Fees(1)	$2,278,911	$2,402,002
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	3,600	3,600

Total	$2,282,511	$2,405,602

(1)

Professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Form 10-Qs, consents relating to other filings with the SEC, and statutory audit requirements.

In fiscal 2016 and 2015, all of the fees paid to our independent auditors were approved by the Audit Committee.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis. The Audit Committee will review and approve the types of services and review the projected fees for such services. The fee amounts will be updated to the extent necessary at each of the regularly scheduled meetings of the Audit Committee. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees, and Tax Fees in the above table as well as other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee but may not delegate such authority to management. All compensation for services performed by our independent accountants must be approved by the Audit Committee.

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	67

Audit Committee Report

The principal functions of the Audit Committee are set forth in its charter and are described above at page 24. The Board has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under the SEC and NASDAQ rules and is an “audit committee financial expert” as defined in the regulations adopted by the SEC.

The Audit Committee reports as follows with respect to fiscal 2016:

Financial Reporting and Other Activities

•

Management is responsible for the Company’s systems of internal control and the financial reporting process. The Audit Committee reviewed the Company’s quarterly earnings press releases, annual audited consolidated financial statements, management’s report on internal control over financial reporting, and related periodic reports filed with the SEC and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed the annual audited consolidated financial statements with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for fiscal 2016, including a discussion of the quality, and not just the acceptability, of the accounting principles used and the reasonableness of significant judgments.

•

The Audit Committee discussed with management on a quarterly basis the details of the Company’s material legal and environmental matters, certain judgmental accounting matters and other significant financial transactions occurring within each quarter, reviewing and approving, as appropriate, all transactions with related persons, the Company’s compliance program, reports received through the Company’s whistleblower hotline, and other selected risk-related topics.

Internal Audit and External Audit Firm Functions

•

The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met quarterly with the internal auditor and independent registered public accounting firm to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•

The Audit Committee’s quarterly meetings with internal audit included reviews of the risk assessment process used to establish the annual audit plan and the progress on completion of that plan including testing of controls in connection with the Company’s compliance with Sarbanes Oxley.

•	The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards.

Audit Firm Independence

•

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

•	PwC has been retained as the Company’s independent registered public accounting firm continuously since the Company became public in fiscal 1993.

•

The Audit Committee received from the independent registered public accounting firm the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. The Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.

Conclusion

•

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2016 filed with the SEC.

•	The Audit Committee also has selected PwC to be the Company’s independent registered public accounting firm for fiscal 2017, subject to shareholder ratification.

AUDIT COMMITTEE

David L. Jahnke, Chair

David J. Anderson

Wayland R. Hicks

William D. Larsson

68	| Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

Shareholder Proposals for 2018 Annual Meeting

The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2018 annual meeting of shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on September 27, 2017 and no later than the close of business on October 27, 2017 and otherwise comply with the requirements of the Company’s Bylaws. In addition, any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2018 annual meeting of shareholders must be received in proper form by the Company at its principal executive office no later than August 17, 2017.

Discretionary Authority

Although the Notice of Annual Meeting of Shareholders provides for the transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this Proxy Statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

General

The cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by us will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally or by telephone, email, or facsimile. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

We will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to our Corporate Secretary, at 299 SW Clay Street, Suite 350, Portland, OR 97201, a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2016 or of our proxy statement. We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q, and 8-K.

IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE OR TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED IF THIS PROXY WAS RECEIVED BY MAIL.

By Order of the Board of Directors

Peter B. Saba

Secretary

December 15, 2016

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement |	69

SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 24, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 24, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E15267-P83180 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCHNITZER STEEL INDUSTRIES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors Recommends a Vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

		☐	☐	☐
1.	Election of directors

Nominees:

01) Wayland R. Hicks
02) Judith A. Johansen
03) Tamara L. Lundgren
						For	Against	Abstain

2.	To vote on an advisory resolution on executive compensation.					☐	☐	☐

3.	To ratify the selection of independent registered public accounting firm.					☐	☐	☐

The proxies may vote in their discretion as to other matters which may come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCHNITZER STEEL INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, January 25, 2017

8:00 a.m. Pacific Time

KOIN Center

Conference Center Room 202

222 SW Columbia Street

Portland, Oregon 97201

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 25, 2017: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. For driving directions to the Annual Meeting, please see the interactive map on our proxy website.

E15268-P83180

Schnitzer Steel Industries, Inc.
299 SW Clay Street
Portland, Oregon 97201	proxy

This proxy is solicited by the Board of Directors for use at the Company’s Annual Meeting of Shareholders on January 25, 2017.

The shares of common stock of Schnitzer Steel Industries, Inc. (the “Company”) that you hold will be voted as you specify on the reverse side of this proxy.

If no choice is specified, the proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2 and Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Richard D. Peach, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.